EXECUTION COPY

INVESTMENT AGREEMENT

by and among

RADIANT LOGISTICS, INC.,

RADIANT GLOBAL LOGISTICS, INC.,

RADIANT LOGISTICS PARTNERS, LLC,

RADIANT CUSTOMS SERVICES, INC.,

RADIANT TRANSPORTATION SERVICES, INC.

ADCOM EXPRESS, INC.,

DBA DISTRIBUTION SERVICES, INC.,

CALTIUS PARTNERS IV, LP,

and

CALTIUS PARTNERS EXECUTIVE IV, LP

December 1, 2011

up to $10,000,000 Senior Subordinated Notes
due December 1, 2016

Up to 600,000 shares of Common Stock of Radiant Logistics, Inc.

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EXHIBITS AND SCHEDULES

EXHIBIT A	Form of Compliance Certificate

SCHEDULE 1.1(a)	Ownership by Crain
SCHEDULE 1.1(b)	EBITDA
SCHEDULE 4.4	Governmental Approvals
SCHEDULE 4.5	Subsidiaries
SCHEDULE 4.7	Indebtedness
SCHEDULE 4.9	Ownership and Control
SCHEDULE 4.10	Material Adverse Change
SCHEDULE 4.12	Litigation
SCHEDULE 4.13	Contracts
SCHEDULE 4.14	Transactions with Related Persons
SCHEDULE 4.19	Employee Benefit Matters
SCHEDULE 4.20	Environmental Matters
SCHEDULE 4.21	Labor Matters
SCHEDULE 4.22	Employees
SCHEDULE 4.25	Broker’s Fees; Transaction Fees
SCHEDULE 4.26	Intellectual Property
SCHEDULE 6.1(a)(xii)	Earn Out Obligations
SCHEDULE 6.2	Liens
SCHEDULE 6.4	Investments

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INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, and including all exhibits and schedules hereto, this “Agreement”) is entered into as of December 1, 2011 by and among (i) RADIANT LOGISTICS, INC., a Delaware corporation (the “Parent”), (ii) RADIANT GLOBAL LOGISTICS, INC., a Washington corporation and formerly known as Airgroup Corporation (“Radiant Global Logistics”), (iii) RADIANT LOGISTICS PARTNERS, LLC, a Delaware limited liability company (“Radiant Logistics Partners”), (iv) RADIANT CUSTOMS SERVICES, INC., a Washington corporation (“Radiant Customs Services”), (v) RADIANT TRANSPORTATION SERVICES, INC., a Delaware corporation and formerly known as Radiant Logistics Global Services, Inc. (“Radiant Transportation Services”), (vi) ADCOM EXPRESS, INC., a Minnesota corporation (“Adcom”), (vii) DBA DISTRIBUTION SERVICES, INC., a New Jersey corporation (“DBA” and collectively with the Parent, Radiant Global Logistics, Radiant Logistics Partners, Radiant Customs Services, Radiant Transportation Services and Adcom, the “Borrowers”), (viii) CALTIUS PARTNERS IV, LP, a Delaware limited partnership, on behalf of itself and as agent for the other Holders (“Partners”) and (ix) CALTIUS PARTNERS EXECUTIVE IV, LP, a Delaware limited partnership (“Executive” and together with Partners, “Caltius”).

RECITALS:

A.          The Borrowers have requested that Caltius invest the aggregate sum of $10,000,000 in return for senior subordinated notes of the Borrowers, and Caltius is willing to make such investment in the Borrowers on the terms and conditions set forth herein; and

B.           As a condition to the investment provided for herein, the Parent shall issue certain Equity Interests as described herein to Caltius.

C.           The parties hereto wish to set forth herein their understandings and agreements pertaining to the transactions contemplated herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Caltius, the Borrowers and their respective successors and assigns hereby agree as follows:

ARTICLE I.
DEFINITIONS

SECTION 1.1 Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Acquisition” means the consummation of the transactions contemplated by the Acquisition Documents.

“Acquisition Documents” mean, collectively, the Asset Purchase Agreement dated November 15, 2011 among Radiant Global Logistics, as buyer, Isla International, Ltd., a Texas limited partnership, as seller, Jonathan Fuller and Isla GP, LLC, the partners of Isla International, Ltd., and all other instruments and documents executed and delivered in connection with the Acquisition.

“Affiliate” means, when used with respect to a specified Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (b) another Person that directly or indirectly owns Equity Interests representing 5% or more of the total voting power of the voting Equity Interests (on a Fully Diluted basis) of such Person (whether or not currently exercisable), and (c) any officer, director or management employee of a Person who would be an Affiliate pursuant to clause (a) or (b) of this definition.  Notwithstanding any provision to the contrary, no Holder nor any of its Affiliates shall be deemed to be Affiliates of the Credit Parties solely by virtue of the transactions contemplated in this Agreement.

“Agent” means Caltius Partners IV, LP, a Delaware limited partnership, in its capacity as agent for the Holders hereunder, and any successor agent.

“Agreement” has the meaning specified in the introduction to this Agreement.

“Applicable Law” means any applicable Federal, state, foreign or local law, ordinance, order, decree, regulation, rule or requirement of any Governmental Authority.

“Asset Disposition” means any sale, lease (other than operating leases entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by a Person or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”) of (a) any shares of Equity Interests of a Subsidiary of such Person or Subsidiary, (b) all or substantially all of the Property of any division or line of business of such Person or any of its Subsidiaries, and (c) any other Property of such Person or its Subsidiaries (provided, however, without duplication, none of the following shall be considered an Asset Disposition: (i) a disposition by a Subsidiary of a Borrower to such Borrower; (ii) a disposition by a Credit Party to another Credit Party; (iii) the sale of inventory in the ordinary course of business; (iv) sales or other dispositions of obsolete, uneconomical, negligible, worn-out or surplus Property in the ordinary course of business on an arms-length basis (including equipment and Intellectual Property) if the proceeds from such sale or disposition are used to purchase fixed Property to be used in the Business or to repay Senior Debt or the Obligations; and (v) dispositions of Property with a fair market value of less than $250,000 in the aggregate during any fiscal year.

“Audited Financials” has the meaning specified in Section 4.6(a).

“Borrowers” has the meaning specified in the introduction to this Agreement.

“Business” means the (a) the business engaged in by the Borrowers as of the Closing Date, and (b) such other lines of business as may be approved in writing by the Holders, in each case together with business activities reasonably incidental thereto, including those reasonably related to third party transportation and logistics services.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in Los Angeles, CA are authorized or required by Applicable Law to close.

“Caltius” has the meaning specified in the introduction to this Agreement.

“Capital Expenditures” means, for any period, the sum (without duplication) of all expenditures (whether paid in cash or accrued as liabilities) during such period that are or are required to be treated as capital expenditures under GAAP.

“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, the obligations of the lessee in respect of which are required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under all Capital Leases of such Person under GAAP, and the amount of such obligations is the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means: (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition; (b) time deposits, certificates of deposit and banker’s acceptances of any domestic commercial bank having capital and surplus in excess of $500,000,000 having maturities of not more than six months from the date of acquisition; (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) and entered into with any bank meeting the qualifications specified in clause (b) above; (d) commercial paper having, at the time of acquisition thereof, an investment grade credit rating from Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. and maturing within 90 days after the date of acquisition; and (e) money market funds which invest at least 90% of their Property in the types of securities or instruments described in clauses (a), (b), (c) and (d) above, in each case, which can be liquidated without financial penalty.

“Certified Charter” has the meaning specified in Section 3.1(d)(iii).

“Change of Control” means one or more transactions resulting in: (a) any Person or group (within the meaning of the Exchange Act) (other than Crain) owning, directly or indirectly, beneficially or of record, shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent, (b) a change in the board of directors of the Parent in which the individuals who constituted the board of directors of the Parent as of the date hereof (together with any other director whose election by the board of directors of the Parent or whose nomination for election by the stockholders of the Parent was approved by a vote of at least two-thirds of the directors then in office who either were directors as of the date hereof or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Parent then in office), (c) any Credit Party ceasing to own that percentage of the issued and outstanding Equity Interests of any of its Subsidiaries owned as of the date of this Agreement and (d) the sale, transfer or other disposition by Crain or his Affiliates of more than 30% of the Equity Interests of the Parent owned, directly or indirectly, beneficially or of record, by Crain or his Affiliates as of the date hereof and set forth on Schedule 1.1(a) to any Person (other than to a Permitted Transferee), excluding from such calculation, however, sales, transfers or other dispositions by Crain of any Equity Interests of the Parent that Crain acquires upon his exercise of the options issued to him by the Parent on October 20, 2005.

“Charges” has the meaning specified in Section 9.9.

“Closing” means the consummation of the transactions to occur on the Closing Date hereunder.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986 and the regulations thereunder, as amended or otherwise modified from time to time.

“Common Stock” means the common stock of the Parent, par value $0.001 per share.

“Consolidated” means the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

“Contingent Earn Out Obligations” means, with respect to any Person and as at any date of determination thereof, all Earn Out Obligations, the amount of which has not been finally determined.

“Contracts” has the meaning specified in Section 4.13.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative thereto.

“Crain” means Bohn H. Crain, an individual.

“Credit Parties” means, collectively, the Borrowers; and “Credit Party” means each of the Borrowers.

“DBA Acquisition Note” means the Promissory Note issued to EBCP I, LLC as agent for the shareholders of DBA Distribution Services, Inc. in the original principal amount of $4,800,000 dated April 6, 2011, as amended and restated by the Amended and Restated Promissory Note dated as of July 1, 2011 in the outstanding principal amount of $2,336,534 as of such date.

“Default” means any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Interest” has the meaning specified in Section 2.3 of the Notes.

“Dollars” or “$” means lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is incorporated or otherwise organized under the laws of a State of the United States of America or the District of Columbia.

“Earn Out Obligations” means, with respect to an acquisition, all obligations of a Borrower to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such acquisition that are required to be recorded as a liability under GAAP.

“EBITDA” means, with respect to any Person and for any specified period, the total of the following of such Person and its Subsidiaries for such period (in each case determined in accordance with GAAP on a Consolidated basis and without duplication): (a) Net Income for such period, plus (b) to the extent taken into account in determining Net Income: (i) provision for taxes based on income or profits; (ii) Interest Expense whether paid or accrued; (iii) depreciation and amortization (including amortization of intangibles and other reductions in goodwill but excluding deduction of prepaid cash expenses that were paid in a prior period); (iv) any losses realized in connection with the sale or disposition of Property (including dispositions pursuant to sale and leaseback transactions) other than in the ordinary course of business or the disposition of any securities or the extinguishment of any Indebtedness; (v) any extraordinary, non-cash or non-recurring charges or expenses approved in writing by the Holders (and excluding the related tax effects); (vi) Equity Credits; and (vii) the following expenses associated with Permitted Acquisitions to the extent approved in writing by the Holders: (A) transaction costs, which include legal costs, due diligence costs and accounting costs, (B) severance costs, which include medical, unemployment and other costs related to staff reductions, (C) relocation costs and (D) restructuring costs, including lease obligations, in response to FAS-141R minus (c) to the extent taken into account in determining Net Income, (i) any income realized in connection with the sale or disposition of Property (including dispositions pursuant to sale and leaseback transactions) other than in the ordinary course of business or the disposition of any securities or the extinguishment of any Indebtedness; and (ii) any extraordinary, non-cash or non-recurring income that is in each case not operating income (and excluding the related tax effects) provided, however, that for purposes of determining compliance with Section 5.11 for each fiscal quarter ending prior to the expiration of four fiscal quarters after the Closing Date, EBITDA for each fiscal quarter ending prior to the Closing Date shall be shall be deemed to be equal to the applicable amount set forth on Schedule 1.1(b).  For purposes of calculating EBITDA with respect to Section 5.11(a) for any reference period: (A) acquisitions that have been made by such Person and its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period shall be deemed to have occurred on the first day of the reference period; provided, however, that only the actual historical results of operations of the Persons so acquired, without adjustment for pro forma expense savings or revenue increases (unless otherwise approved in writing by the Holders), shall be used for such calculation; and (B) the EBITDA of such Person and its Subsidiaries attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the end of such reference period, shall be excluded.

“Environmental Claim” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including (a) by any Governmental Authority for enforcement, compliance, cleanup, removal, response, remedial or other actions or other damages and (b) by any Governmental Authority or other third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means all Applicable Laws, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, or clean-up of any Hazardous Material.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification or other authorization required under any Environmental Law to operate the Business.

“Equity Credits” means the sum of expenses incurred in the ordinary course of business paid through the issuance of Equity Interests in the Parent.

“Equity Interests” of any Person means any and all shares of capital stock, ownership, membership or profit sharing interest (however designated), participation or other equivalents (however designated) of capital stock of such Person (if such Person is a corporation), any and all equivalent ownership interests in such Person (if such Person is other than a corporation), any securities convertible into or exchangeable for any of the foregoing and any and all warrants, options or other rights to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any Person required at any relevant time to be aggregated with the Borrowers or any of their respective Subsidiaries within the meaning of Section 4001(a)(14) of ERISA or as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following with respect to a Plan or Multiemployer Plan, as applicable:  (a) a Reportable Event with respect to a Plan or a Multiemployer Plan; (b) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by any Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; (c) the withdrawal of any Borrower or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (d) the distribution by any Borrower or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan, receipt of notice of termination of a Multiemployer Plan pursuant to Section 4041A of ERISA or the taking of any action to terminate any Plan; (e) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; (f) the institution of a proceeding by any fiduciary of any Multiemployer Plan against any Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within 30 days; (g) the imposition upon any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any Property of any Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan; (h) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by any Borrower or any Subsidiary; (i) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary of any Plan for which any Borrower or any ERISA Affiliate may be directly or indirectly liable; (j) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if any Borrower or any ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections; (k) with respect to a Title IV Plan an event described in Section 4062(e) of ERISA; or (l) the making of any amendment to any Title IV Plan which could result in the imposition of a lien or the posting of a bond or other security.

“Events of Default” has the meaning specified in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive” has the meaning specified in the introduction to this Agreement.

“Financial Officer” of any Person means the chief financial officer, treasurer or principal accounting officer of such Person.

“Fixed Charges” means, with respect to any Person and for any specified period, the sum of the following of such Person and its Subsidiaries for such period (determined in accordance with GAAP on a Consolidated basis and without duplication): (a) all scheduled principal payments with respect to Funded Indebtedness (including all such payments with respect to Capital Lease Obligations for such Person), plus (b) all cash payments in respect of Earn Out Obligations, plus (c) Interest Expense paid or payable in cash.

“Fixed Charges Ratio” means, with respect to any Person and as at any date of determination thereof, the ratio of: (a) EBITDA for the Measurement Period ending on, or immediately prior to, such date of determination less the sum of (i) Restricted Payments, (ii) Capital Expenditures (other than those financed within 30 days after incurrence with long-term Indebtedness permitted hereby (other than a revolving line of credit or similar facility)) net of (A) any net sales proceeds received during such period by such Person or its Subsidiaries from fixed Property sold by such Person or its Subsidiaries and (B) any casualty insurance proceeds received during such period by such Person or its Subsidiaries for casualties to fixed Property and applied to repair or replacement thereof, and (iii) taxes paid in cash, to (b) Fixed Charges, in each case during the Measurement Period.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“Fully Diluted” means, with respect to the calculation of the percentage of Equity Interests of any Person as of any date of determination, the percentage ownership determined based on the total number of outstanding Equity Interests as of such date after giving effect to the total number of Equity Interests issuable upon the exercise or conversion of all options, warrants or other rights and securities convertible into or exchangeable therefor including options or profits interests that are reserved for issuance to employees of such Person or any of its Subsidiaries as of such date.

“Funded Indebtedness” means, with respect to any Person as of any date of determination, the sum of the following of such Person and its Subsidiaries (in each case determined in accordance with GAAP (but without reduction for original issue discount or other items under GAAP that would reduce the aggregate principal amount thereof below the face amount thereof) on a Consolidated basis and without duplication): (a) all obligations for borrowed money; (b) all obligations upon which interest charges are customarily paid or accrued; (c) all obligations evidenced by bonds, Notes, notes or similar instruments; (d) all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person; (e) all obligations issued or assumed as the deferred and unpaid purchase price of Property or services (excluding (i) trade accounts payable incurred in the ordinary course of business that are not past due and which are classified as short term liabilities in accordance with GAAP, (ii) all Contingent Earn Out Obligations and (iii) all Earn Out Obligations to the extent payable with Equity Interests of the Parent); (f) all obligations of others secured by (or having an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (g) all Guarantee Obligations by such Person of Funded Indebtedness of others; (h) all Capital Lease Obligations and (i) all obligations as an account party in respect of letters of credit or similar facilities and bankers’ acceptances.

“Funded Leverage Ratio” means, as with respect to any Person and for any period and at any date of determination thereof, the ratio of: (a) Funded Indebtedness outstanding as at such date of determination; to (b) EBITDA for the Measurement Period ending on, or most recently ended prior to, such date of determination.

“GAAP” means U.S. generally accepted accounting principles, consistently applied, for the period or periods in question.

“Governmental Authority(ies)” means any international, Federal, state, interstate, provincial, local, foreign court or governmental agency, authority, instrumentality, agency, bureau, board, commission, department or regulatory body.

“Guarantee Obligation” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or advance or supply funds for the purchase of) any security for the payment of such Indebtedness; (b) to purchase or lease Property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness; or (c) to maintain a fixed or formula amount of working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided that the term “Guarantee Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The word “Guarantee” when used as a verb shall have the correlative meaning.

“Hazardous Material” means (a) any hydrocarbon gas, propane, petroleum, petroleum product (including its by-product and breakdown product), radioactive material, asbestos-containing material, polychlorinated biphenyl, lead paint, mold or other microbial contamination and radon gas, (b) any other chemical, material or substance designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law, and (c) any solid, liquid or gas residue, waste, leachate or byproduct of any material identified in clause (a) or (b) above.

“Holder” and “Holders” means Partners and Executive, and their respective successors and assigns with respect to their interest in all or any part of any of the Notes.

“Indebtedness” of any Person means, without duplication: (a) Funded Indebtedness; (b)  all obligations outstanding under any synthetic leases, off-balance sheet loan or similar off-balance sheet financing of such Person; (c) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements; (d) all obligations of any partnership or joint venture as to which such Person is or may become personally liable to the extent such obligations are deemed to be liabilities under GAAP; (e) all Earn Out Obligations and (f) any item (other than trade accounts payable incurred in the ordinary course of business that are not more than 30 days past due and liabilities on account of items prepaid in the ordinary course of business, in each case which are classified as short term liabilities in accordance with GAAP) that in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities.

“Indemnitee” has the meaning specified in Section 9.5(c).

“Information” has the meaning specified in Section 9.18.

“Intellectual Property” means, collectively, with respect to any Person, such Person’s now owned and hereafter acquired intellectual Property, including the following:  (a) all patents (including all rights corresponding thereto throughout the world, and all improvements thereon); (b) all trademarks (including service marks, trade names and trade secrets, and all goodwill associated therewith); (c) all copyrights (including all renewals, extensions and continuations thereof); (d) all applications for patents, trademarks or copyrights and all applications otherwise relating in any way to the subject matter of such patents, copyrights and trademarks; (e) all domain names; (f) all reissues, continuations, continuations-in-part and divisions of the Property described in the preceding clauses (a), (b), (c), (d) and (e), including any claims by a Borrower or any of its Subsidiaries against third parties for infringement thereof; and (g) all rights to sue for past, present and future infringements or violations of any such patents, trademarks and copyrights.

“Interest Expense” means, with respect to any Person and for any specified period, the gross interest expense of such Person and its Subsidiaries (including: (a) all interest paid, accrued or scheduled to be paid in respect of any Funded Indebtedness; (b) amortization of debt issuance costs and original issue discount; (c) all but the principal component of payments in respect of conditional sale contracts, Capital Leases and other title retention agreements; (d) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings; (e) net costs under interest rate protection agreements; and (f) a proportionate amount of all non-contingent fees and charges in respect of any Funded Indebtedness for such period, in each case determined in accordance with GAAP on a Consolidated basis and without duplication.

“Interest Rate” means the rate of interest as set forth in, and payable in accordance with the terms of, the Notes.

“Investment” has the meaning specified in Section 7.4.

“Investment Documents” means, collectively, the Loan Documents, the Investor Rights Agreement and all other instruments and documents executed and delivered in connection with the Transaction.

“Investor Rights Agreement” means the Investor Rights Agreement dated as of the date hereof, by and among the Parent, Caltius and certain other parties thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Licenses” means, collectively, all rights, licenses, permits and authorizations now or hereafter issued by any Governmental Authority reasonably necessary in connection with the operation or conduct of the Business.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to Real Property.

“Liquidity Event” means:  (a) the transfer of all or substantially all of the Property of the Parent and its Subsidiaries taken as a whole or (b) a merger or consolidation of any Credit Party, with another Person where such Credit Party is not the surviving or successor entity.

“Loan Documents” means, collectively, this Agreement, the Notes, the Subordination Agreement and all other instruments and documents executed and delivered in connection therewith.

“Material Adverse Effect” means a material adverse change in or material adverse effect on: (a) the business, Property or liabilities, operations, prospects, management or condition, financial or otherwise, of any Credit Party and its Subsidiaries taken as a whole; (b) the ability of any Credit Party and its Subsidiaries taken as a whole, to perform any of their obligations under any Investment Document or Acquisition Document; (c) the validity or enforceability of any Investment Document or the rights and remedies of or benefits available to the Holders under any Investment Document; or (d) the consummation of any transactions contemplated hereby or by the Acquisition Documents.

“Maturity Date” means December 1, 2016.

“Maximum Rate” has the meaning specified in Section 8.9.

“Measurement Period” means, at any date of determination, the most recently completed 12 month period ending on or prior to such date or, if less than 12 months have been completed since the Closing Date, the period from the Closing Date to the date of determination.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Sections 3(37) or Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or has any liability on behalf of participants who are or were employed by any of them.

“Net Income” means, with respect to any Person and for any specified period, the net income (loss) of such Person and its Subsidiaries, determined in accordance with GAAP on a Consolidated basis without duplication; provided that (A) the Net Income of any Person that is not a Wholly-Owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly-Owned Subsidiary thereof; (B) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its organizational document or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders; and (C) for purposes of computing EBITDA of such Person, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of such Person shall be added to Net Income only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to such Person by such Subsidiary without (i) any prior governmental approval (that has not been obtained), and (ii) any direct or indirect restriction by operation of the terms of its organizational document and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

“New Lending Office” has the meaning specified in Section 2.10(e).

“Non-U.S. Investor” has the meaning specified in Section 2.10(e).

“Notes” means the senior subordinated notes dated as of the date hereof in the aggregate principal amount of up to $10,000,000 issued by the Borrowers made payable Severally to the Holders and evidencing the Borrowers’ repayment obligation for the loan to the Borrowers described in Section 2.1, together with all other Notes accepted from time to time in substitution, renewal or replacement for all or any part thereof including pursuant to Section 9.19.

“Obligations” means all principal, interest (including all interest that accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of any Credit Party, whether or not allowed in such proceeding), any premiums, penalties or charges imposed in connection with the prepayment of the Notes, fees, charges, expenses, reasonable attorneys’ fees, and any other sum chargeable to the Credit Parties under this Agreement, the Notes or any other Investment Document, together with all covenants and duties regarding such amounts (including obligations of performance), of any kind or nature, present or future, in each case arising under this Agreement or any of the other Investment Documents.

“Observer” has the meaning specified in Section 5.12(b).

“Other Taxes” has the meaning specified in Section 2.10(b).

“Partners” has the meaning specified in the introduction to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation, or any entity succeeding to any of its principal functions under ERISA.

“Permitted Acquisition” has the meaning specified in Section 6.10.

“Permitted Acquisition Deliverables” means the documents listed below which are required to be delivered to the Holders prior to or concurrently with the proposed Permitted Acquisition:

(a)        a copy of the letter of intent issued by the Parent or any of its Subsidiaries to purchase any Person that has been executed by all parties to such document, certified as a true and correct copy by the secretary or assistant secretary of the Parent;

(b)        copies of final executed acquisition documents for such acquisition;

(c)        copies of the financial statements of the target for the last two fiscal years (audited, if available) and any interim unaudited financial statements of the target provided to the Parent;

(d)        evidence satisfactory to the Holders that: (i) all conditions precedent to the acquisition of such Person have been satisfied or waived; (ii) all necessary regulatory approvals to the consummation of such acquisition have been obtained; (iii) no litigation exists relating to such acquisition; and (iv) the Borrowers are and will be in compliance with the requirements of Section 6.10, in reasonable detail to evidence such compliance;

(e)        a joinder to this Agreement and the other applicable Investment Documents of a Borrower’s newly acquired Subsidiaries, if any; and

(f)         copies of any internal reports prepared by management and specifically related to the proposed Permitted Acquisition; and

(g)        such other closing documents to be delivered pursuant to the relevant acquisition documents as the Holders may request.

“Permitted Indebtedness” has the meaning specified in Section 6.1.

“Permitted Lien” has the meaning specified in Section 6.2.

“Permitted Station Investment” means an Investment by any Borrower, not otherwise constituting a Permitted Acquisition, in such Borrower’s acquisition of at least 51% of the Equity Interests of another Person so long as (a) the aggregate Investments by the Borrowers for all Permitted Station Investments after the date of this Agreement do not exceed $1,000,000, (b) the Borrowers Control such Person and own at least 51% of the Equity Interests of such Person, and (c) the Borrowers comply with Section 6.10 as if such acquisition were a Permitted Acquisition (other than the requirements in Section 6.10(d) and Section 6.10(f)).

“Permitted Transferee” means (a) Crain’s spouse or lineal descendants, (b) any trust created solely for the benefit of Crain, his spouse, lineal descendants or estate or (c) any corporation or partnership or other entity in which Crain or the spouse or lineal descendants of Crain are the direct and beneficial owners of 100% of the Equity Interests; provided, however, that in each case that Crain retains voting Control over the Equity Interests of the Parent transferred to such Persons.

“Person” means any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“PIK Amount” shall have the meaning set forth in the Notes.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) as defined in Section 3(3) of ERISA and in respect of which any Borrower or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time on behalf of participants who are or were employed by them.

“Prohibited Transaction” means a prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Real Property” means, collectively, all real Property owned by any Credit Party or any of its Subsidiaries or in which any Credit Party or any of its Subsidiaries has a leasehold interest and all real Property hereafter acquired by any Credit Party or any of its Subsidiaries in fee or by means of a leasehold interest, including all real Property on which the Business is now or hereafter conducted, together with all goods located on any such real Property that are or may become “fixtures” under the law of the jurisdiction in which such real Property is located.

“Related Person” means, with respect to any Person, (a) any Affiliate of such Person, (b) any employee or member of such Person, (c) any Person having a relationship with any of Persons described in the foregoing clauses (a) or (b) by blood, marriage or adoption not more remote than first cousin, (d) any Person (other than a tenant) sharing the household of any of the Persons described in the foregoing clauses (a), (b) or (c), and (e) any trust for the benefit of the Persons described in any of the foregoing clauses (a), (b), (c) or (d).  Without limiting the foregoing, a Related Person of a Credit Party includes any officer, director, member, general partner and employee of such Credit Party or any other Credit Party, any Affiliate of such Person and any spouse, child, parent, sibling, uncle, aunt, nephew, niece, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law and sister-in-law of the foregoing. Unless expressly stated otherwise herein, no Holder or any Related Person of a Holder shall be deemed to be a Related Person of any Credit Party, including for purposes of Section 6.7.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the environment.

“Remedial Action” means (a) any “response action” as such term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(24), as amended from time to time, and (b) all other actions required by any Governmental Authority or voluntarily undertaken or required by the Holders as provided hereunder or by the Senior Lenders pursuant to the Senior Credit Facility to (i) cleanup, remove, treat, abate or in any other way address any Hazardous Material in the environment, (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the environment, or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Repayment Charge” has the meaning set forth in Section 2.6(a).

“Repayment Notice” has the meaning set forth in Section 2.6(a).

“Reportable Event” means: (a) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); (b) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA; (c) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code; and (d) a cessation of operations described in Section 4062(e) of ERISA.

“Required Holders” has the meaning specified in Section 9.16(a).

“Responsible Officer” of a Person means its president, chief executive officer, any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” means: (a) any dividend or other distribution of any nature, direct or indirect, on account of any Equity Interests of any Credit Party or any of its Subsidiaries; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Credit Party or any of its Subsidiaries; and (c) any tax sharing or indemnification payment to any Affiliate of any Credit Party (other than another Credit Party).

“SEC” has the meaning specified in Section 5.4(e).

“SEC Reports” means all reports, schedules, forms, statements and other documents filed by the Parent with the SEC pursuant to the reporting requirements of the Exchange Act, including all of the foregoing filed prior to the date hereof, including all exhibits and schedules thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Facility” means the revolving credit facility evidenced by the Loan Agreement dated as of February 13, 2007, by and among the Credit Parties and the Senior Lender, as the same may be amended, extended, supplemented or otherwise modified from time to time and any agreement refinancing all or any of the debt or commitments thereunder, but only in each case to the extent the Indebtedness thereunder continues to constitute Senior Debt as provided in the definition thereof.

“Senior Debt” means all of the following: (a) the aggregate principal Indebtedness advanced from time to time under the Senior Credit Facility up to a maximum aggregate principal indebtedness that shall not exceed $30,000,000, less any payments and prepayments of principal outstanding under the Senior Credit Facility from time to time to the extent that amounts so paid cannot be reborrowed; (b) all interest accrued and accruing on the aggregate principal outstanding under the Senior Credit Facility from time to time; (c) all other reasonable fees or monetary obligations owed under the Senior Credit Facility; and (d) all reasonable costs incurred by the Senior Lenders under the Senior Credit Facility in commencing or pursuing any enforcement action(s) with respect to the amounts described in clauses (a) through (c), including attorneys’ fees and disbursements which are reimbursable pursuant to the Senior Credit Facility.  “Senior Debt” shall also include all amendments, modifications and refinancings of the foregoing, provided that such amendments, modifications or refinancings continue the Senior Debt as an asset-based revolving loan facility and do not (i) increase the interest rate, expressed as a margin percentage above a floating base rate or LIBOR rate, to a margin of more than 5% except in connection with the imposition of a default rate of interest of a margin percentage of not greater than 3% over the non-default margin percentage, (ii) extend the final maturity of the Senior Debt to a date that is later than June 1, 2016 or, if the Maturity Date is extended after the date hereof, to a date that is six months prior to the Maturity Date or (iii) include additional financial covenants or events of default or amend any of the financial covenants or events of default set forth in the Senior Credit Facility to render such covenants or defaults more restrictive.

“Senior Funded Leverage Ratio” means, as with respect to any Person and for any period and at any date of determination thereof, the ratio of: (a) Funded Indebtedness outstanding as at such date of determination with respect to the Senior Debt and the Notes; to (b) EBITDA for the Measurement Period ending on, or most recently ended prior to, such date of determination.

“Senior Lenders” means the lenders providing the Senior Debt under the Senior Credit Facility.

“Severally” means (a) with respect to the issuance of the Notes, or the allocation or payment of any amount in respect of the Notes including any funding fee, to Partners and Executive, that 99.14179832% of such amount shall be allocated or paid to Partners and 0.85820168% shall be allocated or paid to Executive, and (b) with respect to the issuance of the Shares, or the allocation or payment of any amount in respect of the Shares, to Partners and Executive, that 99.14179832% of such amount shall be allocated or paid to Partners and 0.85820168% shall be allocated or paid to Executive.

“Solvent” means, as used to describe any Person, that such Person on a Consolidated basis (a) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s Indebtedness (including contingent debts), (b) is able to pay all of its Indebtedness as such Indebtedness matures and (c) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

“Subordination Agreement” means the Subordination Agreement, dated as of the date hereof, by and among the Borrowers, Caltius and the Senior Lenders.

“Subordinated Debt” means any Indebtedness of any Borrower or any Subsidiary thereof that is expressly subordinated and made junior in right and time of payment to the Senior Debt and the Notes, pursuant to a subordination agreement in form and substance satisfactory to the Holders.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity having ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held or (b) that is, at the time any determination is made, otherwise Controlled, by such Person.

“Taxes” has the meaning specified in Section 2.12(a).

“Title IV Plan” means a pension plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to Title IV of ERISA or Section 412 of the Code, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or on behalf of participants who are or were employed by any of them.

“Transaction” has the meaning specified in Section 4.2.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person of which shares of Equity Interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person.

“Withdrawal” has the meaning specified in Section 4.19(b).

SECTION 1.2 Terms Generally.   The definitions in Section 1.1 apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”  The words “ordinary course of business” are deemed to be followed by the phrase “consistent with past practice.” All references herein to Articles, Sections, Exhibits and Schedules are deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Investment Document means such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature are construed in accordance with GAAP, as in effect from time to time; provided that, if any change in GAAP results in a change in the calculation of the financial covenants or interpretation of the related provisions of this Agreement or any other Investment Document, then the Credit Parties and Required Holders agree to amend such provisions of this Agreement so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating the Credit Parties’ financial condition shall be the same after such change in GAAP as if such change had not been made and, until such time as this Agreement is so amended, the calculations of financial covenants and the interpretation of any related provisions shall be calculated and interpreted in accordance with GAAP as in effect immediately prior to such change in GAAP.

ARTICLE II.
THE INVESTMENT

SECTION 2.1 Funding.    On the terms and subject to the conditions set forth herein, on the Closing Date, for an aggregate purchase price of $10,000,000, Caltius will Severally purchase from the Borrowers, and the Borrowers will issue and sell Severally to Caltius, the Notes and shares of Common Stock as follows: (a) the Borrowers will Severally issue to Caltius the Notes in an aggregate principal amount of $10,000,000 and (b) the Parent will Severally issue to Caltius 500,000 shares of Common Stock (the “Initial Shares”).  If the Parent is not listed on the NYSE Amex on the first anniversary of the Closing Date, the Parent shall Severally issue to Caltius an additional 100,000 shares of Common Stock for no additional consideration (the “Subsequent Shares” and collectively with the Initial Shares, the “Shares”) within five Business Days after such anniversary.  All such Indebtedness shall be evidenced by, and is to be repaid according to the terms of, one or more Notes.

SECTION 2.2 Senior Debt.   To the extent the Subordination Agreement remains in effect, this Agreement, the Notes, and the other Loan Documents are subject to the terms thereof, solely for the benefit of the Senior Lender all in the manner and to the extent set forth in the Subordination Agreement.

SECTION 2.3 Repayment of the Notes.   Subject to the terms of the Subordination Agreement, all unpaid principal amounts and accrued and unpaid interest under the Notes, and all other Obligations of the Borrowers to the Holders due and owing hereunder shall be paid upon the earliest of (a) the date of acceleration of the Notes pursuant to Article VII, (b) the date of redemption pursuant to Section 2.6 or 2.7 and (c) the Maturity Date, in each case in immediately available Dollars, without set-off, defense or counterclaim.

SECTION 2.4 Interest on the Notes.  Subject to Section 2.5, the Notes shall bear interest at the Interest Rate, payable in accordance with the Notes.

SECTION 2.5 Default Interest.  If any Event of Default exists, whether or not such default is declared, the Borrowers shall pay Default Interest, to the extent permitted by Applicable Law, on amounts due under the Notes so long as such Event of Default is continuing (after as well as before judgment).

SECTION 2.6 Prepayment.

(a)         Optional Prepayment.  Except in connection with a Liquidity Event as provided in Section 2.6(c)(ii) below, the Borrowers may not prepay the Notes on or prior to the second anniversary of the Closing Date.  At any time thereafter, the Borrowers may prepay the Notes, in whole or in part, upon at least five Business Days but no more than 60 days prior written or facsimile notice (or telephone notice promptly confirmed by written or facsimile notice) to the Holders before 1:00 p.m., Pacific Time (a “Repayment Notice”), subject to the Borrowers’ obligation to pay a repayment charge (the “Repayment Charge”) as provided below.  Any partial prepayments shall be made in increments of $500,000, and shall be applied pro rata to amounts outstanding under the Notes.

(b)         Mandatory Prepayment.  Upon a Change of Control, each Holder shall have the right (but not the obligation) to require the Borrowers to (i) prepay all or any portion of the Notes held by such Holder for an amount equal to the then outstanding principal balance (including any PIK Amounts), all accrued but unpaid interest thereon, and all applicable Repayment Charges calculated as provided Section 2.6(c) below, and (ii) pay in full all of the other Obligations owing to such Holder, which amount shall be calculated on the date of prepayment and be payable in cash on such date.

(c)         Repayment Charge.

(i)        Notes.  At any time and from time to time after the second  anniversary of the Closing Date, the Borrowers may prepay the Notes subject to the Borrowers’ obligation to pay a Repayment Charge of 2.0% of any principal prepaid (including any PIK Amount) prior to and including the third anniversary of the Closing Date.  No Repayment Charge shall be due after the third anniversary of the Closing Date.

(ii)        Liquidity Event.  Notwithstanding anything to the contrary in this Section 2.6, if a Liquidity Event occurs and, in connection therewith, the Borrowers prepay in full all amounts outstanding under the Notes and the Shares are converted into cash or marketable securities, then the Borrowers may prepay the Notes subject to (A) providing a Repayment Notice and (B) the obligation to pay a Repayment Charge of (1) 5.0% of any principal prepaid (including any PIK Amount) prior to and including the second anniversary of the Closing Date and (2) 2.0% of any principal prepaid (including any PIK Amount) after the second anniversary of the Closing Date, but prior to and including the third anniversary of the Closing Date.  No Repayment Charge shall be due after the third anniversary of the Closing Date.

(d)         General.  Any applicable Repayment Charge due pursuant to a voluntary or mandatory prepayment of the Notes, shall be due and payable in whole or in part (including any payment following an Event of Default or exercise of remedies by Holder or upon a Change of Control).  On the date of prepayment, the Borrowers shall pay to the holders of the Notes being prepaid pursuant to this Section 2.6, the amounts specified above, by wire transfer of immediately available funds to an account designated by such Holder.  Concurrently therewith, each Holder of Notes being prepaid in full shall deliver to the Parent the original copy of its Note or an affidavit of loss thereof in a form that is reasonably satisfactory to the Parent.

SECTION 2.7 Payments.

(a)         The Borrowers shall make each payment (including principal of or interest on the Notes or other amounts) hereunder and under any other Investment Document not later than 1:00 P.M., Pacific Time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim.  Each such payment shall be made to each Holder pursuant to written instructions from such Holder to the Borrowers, including pursuant to wire transfer instructions.

(b)         Whenever any payment (including principal of or interest or Repayment Charge on the Notes or other amounts) hereunder or under any other Investment Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest.

(c)         The Holders have the right to apply any payment to any portion of the Obligations.

(d)         To the extent that any payment made or received with respect to all or any part of the Obligations is subsequently invalidated, declared fraudulent, set aside, defeased, determined to be void or voidable as a preference, impermissible setoff or diversion of funds held in trust or required to be repaid to any Person for any other reason, the Obligations (and the Liens corresponding thereto, if any) shall be automatically revived as if such payment had not been received and this Agreement shall continue in full force as if such payment or proceeds had not been made or received and the Borrowers shall be liable to pay to the Holders, and hereby does indemnify the Holders and hold the Holders harmless for the amount of such payment or proceeds surrendered.

(e)         The provisions of this Section 2.7 shall be and remain effective notwithstanding any contrary action which may have been taken by a Holder or any of its Affiliates in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Holders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable.

SECTION 2.8 Taxes.

(a)         Any and all payments by or on behalf of the Borrowers hereunder and under any Investment Document shall be made free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto, excluding (i) income taxes imposed on the net income of a Holder and (ii) franchise taxes imposed on the net income of a Holder, in each case by the jurisdiction under the laws of which such Holder is organized or qualified to do business or a jurisdiction or any political subdivision thereof in which the Holder engages in business activity other than activity arising solely from the Holder having executed this Agreement and having enjoyed its rights and performed its obligations under this Agreement or any Investment Document or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholding and liabilities, collectively or individually, being called “Taxes”).  If the Borrowers must deduct any Taxes from or in respect of any sum payable hereunder or under any other Investment Document to a Holder, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8) such Holder shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the Governmental Authority in accordance with Applicable Law.

(b)         In addition, upon written request of the Holders, the Borrowers will pay to the relevant Governmental Authority in accordance with Applicable Law any current or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies that arise from any payment made hereunder or under any Investment Document, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Investment Document (“Other Taxes”).

(c)         Subject to Section 2.8(f) below, the Borrowers agree to indemnify each Holder for the full amount of Taxes and Other Taxes paid by such Holder and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability prepared by such Holder showing the method of calculation thereof and absent manifest error, shall be final conclusive and binding for all purposes.  Such indemnification shall be made within 30 days after the date such Holder makes written demand therefor.  The Borrowers shall have the right to receive that portion of any refund of any Taxes and Other Taxes received by a Holder for which the Borrowers have previously paid any additional amount or indemnified such Holder and which leaves such Holder, after the Borrowers’ receipt thereof, in no better or worse financial position than if no such Taxes or Other Taxes had been imposed or additional amounts or indemnification paid to such Holder.  Such Holder shall have sole discretion as to whether (and shall in no event be obligated) to make any such claim for any refund of any Taxes or Other Taxes.

(d)         As soon as practicable (and in any event within 60 days) after the date of any payment of Taxes or Other Taxes by any Borrower to the relevant Governmental Authority, the Parent will deliver to each Holder, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

(e)         Any transferee of the Holders, with respect to the investment hereunder, if organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-U.S. Investor”) shall deliver, to the extent legally able to do so, to the Parent two copies of either United States Internal Revenue Service Form W-8BEN or Form W-8ECI or other applicable form, and in the case of a Non-U.S. Investor claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a certificate representing that such Non-U.S. Investor is not a bank for purposes of Section 881(c) of the Code, is not a holder of 10% of the Equity Interests (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower and is not a controlled foreign corporation receiving interest from a related person (within the meaning of Section 864(d)(4) of the Code), properly completed and duly executed by such Non-U.S. Investor claiming exemption from U.S. Federal withholding tax on payments by the Borrowers under this Agreement and the Investment Documents.  Such forms shall be delivered by each Non-U.S. Investor on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Investor changes its applicable lending office by designating a different lending office (a “New Lending Office”).  In addition, each Non-U.S. Investor shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Investor.  Notwithstanding the foregoing, no Non-U.S. Investor shall be required to deliver any form pursuant to this paragraph (e) that such Non-U.S. Investor is not legally able to deliver.

(f)          The Borrowers shall not be required to indemnify any Non-U.S. Investor or to pay any additional amounts to any Non-U.S. Investor, in respect of United States Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding existed on the date such Non-U.S. Investor became a party to this Agreement or, with respect to payments to a New Lending Office, the date such Non-U.S. Investor designated such New Lending Office with respect to the Notes; provided, however, that this paragraph (f)(i) shall not apply to (x) any Non-U.S. Investor as a result of an assignment, participation, transfer or designation made at the request of the Borrowers and (y) to the extent the indemnity payment or additional amounts any Holder would be entitled to receive (without regard to this paragraph (f)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such Holder would have been entitled to receive in the absence of such assignment, participation, transfer or designation; (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Investor to comply with the provisions of paragraph (e) above; or (iii) such Non-U.S. Investor is treated as a “conduit entity” within the meaning of U.S. Treasury Regulations Section 1.881-3 or any successor provision.

(g)         Nothing contained in this Section 2.8 shall require a Holder to make available any of its tax returns (or any other information that it reasonably deems to be confidential or proprietary).

SECTION 2.9 Common Stock.  At the Closing, the Parent shall Severally issue and sell to Caltius the Initial Shares as provided in Section 2.1.

SECTION 2.10 Original Issue Discount; Allocation.  For purposes of Section 1273 of the Code, the Notes have original issue discount. For purposes of Section 1273 of the Code, the aggregate issue price of the Notes and the Initial Shares is $9,800,000 (which is the difference between the amount funded ($10,000,000) and the funding fee of $200,000 payable pursuant to Section 9.5(a)).  For purposes of Section 1275 of the Code, the issue date of the Notes is December 1, 2011 and for purposes of Section 1272 of the Code, the yield to maturity (compounded quarterly) is 16.35%. Pursuant to GAAP consistently applied and U.S. Treasury Regulations, Caltius and the Borrowers agree to allocate $9,202,000 of the issue price to the Notes, $798,000 of the issue price to the Initial Shares, and agree that such allocation reflects the relative fair market values of the Notes and the Initial Shares as of the date hereof. As a result, for purposes of Section 1273 of the Code, the Notes will be issued with an aggregate original issue discount of $798,000 (plus any additional original issue discount attributable to PIK interest that does not constitute Qualified Stated Interest). Caltius and the Borrowers further agree to recognize and adhere to the determinations and allocations of original issue discount and valuation of the Initial Shares set forth herein for all federal and state income tax purposes and file all tax returns in a manner consistent herewith.  If the Parent issues the Subsequent Shares, the parties agree to make any appropriate adjustments to the aggregate original issue discount of the Notes to account for the fair market value of the Subsequent Shares.

SECTION 2.11 Use of Proceeds. The Borrowers shall use the proceeds of the investment hereunder to make the Acquisition, pay certain Transaction fees and expenses and for working capital or general corporate purposes of the Borrowers.

ARTICLE III.
CONDITIONS

SECTION 3.1 Conditions to Closing.   The obligation of the Holders to enter into this Agreement and to perform its obligations hereunder is subject to the satisfaction of the following conditions on or prior to the Closing Date:

(a)         The representations and warranties set forth in Article IV hereof shall be true and correct on and as of the Closing Date.

(b)         The Borrowers shall be in compliance with all the terms and provisions set forth herein and in each other Investment Document on its part to be observed or performed, and at the time of and immediately after the Closing, no Event of Default or Default shall have occurred and be continuing before or after giving effect to the Investment Documents.

(c)         Caltius shall have completed a due diligence investigation to its satisfaction.  In this regard, the Borrowers will furnish to Caltius such information as Caltius may reasonably request in order to enable Caltius to complete the required due diligence.

(d)         Caltius shall have received the following items as of the Closing:

(i)           a favorable written opinion of counsel to the Credit Parties (A) dated the Closing Date, (B) addressed to Caltius and (C) covering such matters relating to the Investment Documents and the Transaction as Caltius shall reasonably request and in form and substance satisfactory to Caltius;

(ii)          the Notes, duly executed by the Borrowers and each of the other Investment Documents, duly executed by each of the parties thereto (other than Caltius), in each case in a form satisfactory to Caltius;

(iii)         the Investor Rights Agreement, duly executed by the Parent and the other parties thereto, in a form satisfactory to Caltius;

(iv)         the Initial Shares, duly authorized and validly issued by the Parent, in a form satisfactory to Caltius;

(v)          for each Credit Party: (A) a copy of the certificate or articles of incorporation or analogous organizational documents, including all amendments thereto, of such Person (the “Certified Charter”), certified as of a recent date by the Secretary of State of the jurisdiction of its organization, and a certificate as to the good standing of such Person as of a recent date, from such Secretary of State; (B) a certificate of the Secretary or Assistant Secretary of such Person dated the Closing Date and certifying (1) that attached thereto is a true and complete copy of the by-laws or analogous operational documents or agreements of such Person as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (2) below, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of such Person authorizing the execution, delivery and performance of the Investment Documents to which such Person is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (3) that the certificate or articles of incorporation or analogous organizational documents of such Person have not been amended since the date of the last amendment thereto shown on the Certified Charter, and (4) as to the incumbency and specimen signature of each officer executing any Investment Document or any other document delivered in connection herewith on behalf of such Person; and (C) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary of such Person executing the certificate pursuant to clause (B) above;

(vi)         the consent of Radiant Capital Partners, LLC to Radiant Logistics Partners entering into this Agreement and the other Loan Documents;

(vii)        all amounts due and payable to the Holders on or prior to the Closing Date, including the funding fee of $200,000 pursuant to Section 9.5(a) and, to the extent invoiced, reimbursement or payment of out-of-pocket expenses required to be reimbursed or paid on or prior to the Closing Date by the Borrowers hereunder or under any other Investment Document;

(viii)       the Audited Financials;

(ix)          the last two years of audited financial statements of Isla International, Ltd. and unaudited financial statements for such Person for the six-month period ending June 30, 2011; and

(x)           the Subordination Agreement.

(e)         The Credit Parties shall have entered into an amendment with respect to the Senior Credit Facility on terms satisfactory to Caltius, and Caltius shall be provided a certified copy of the documentation relating thereto.

(f)          After giving effect to the transactions contemplated hereby and by the Senior Credit Facility and the Acquisition Documents:

(i)           the Credit Parties and their Subsidiaries shall not have outstanding any Funded Indebtedness other than (A) the Senior Debt, in an aggregate principal amount not to exceed $10,000,000, (B) the Notes and (C) the Indebtedness listed on Schedule 4.7, and, at the Closing, the aggregate amount of all such Funded Indebtedness shall not exceed $30,000,000;

(ii)          the Borrowers shall have minimum liquidity (consisting of cash, Cash Equivalents and the Borrowers’ availability under the revolving loan portion of the Senior Credit Facility less any trade accounts payable that are more than 30 days past due) of no less than $9,000,000 after giving effect to the Acquisition and all amounts advanced to the Borrowers at Closing under the Senior Credit Facility and including any Transaction expenses;

(iii)         the Borrowers shall have EBITDA of at least $8,500,000 for the 12 month period ending as of the last day of the last calendar month preceding the month in which the Closing occurs, and the calculation thereof shall be satisfactory to Caltius; and

(iv)         the Borrowers shall have a Funded Leverage Ratio as of the Closing Date (using EBITDA for the 12 month period ending as of the last day of the last calendar month preceding the month in which the Closing occurs) of not more than 3.00 to 1.00, and the calculation thereof shall be satisfactory to Caltius.

(v)          the Borrowers shall have a Senior Funded Leverage Ratio as of the Closing Date (using EBITDA for the 12 month period ending as of the last day of the last calendar month preceding the month in which the Closing occurs) of not more than 2.00 to 1.00, and the calculation thereof shall be satisfactory to Caltius.

(g)         All legal matters incident to this Agreement, the Notes and the other Investment Documents shall be satisfactory to Caltius.

(h)         Caltius shall have received fully executed conformed copies of the Acquisition Documents and each of the other material documents related to the Acquisition Documents, certified as true and correct copies thereof by a duly authorized officer of the Parent, each of which shall be in full force and effect and in form and substance satisfactory to Caltius.  On or prior to the Closing Date, the Acquisition shall have been consummated in all material respects in accordance with the terms of the Acquisition Documents.

(i)          No event that has or reasonably would be expected to have a Material Adverse Effect shall have occurred since September 30, 2011.

(j)          Caltius shall have received all necessary corporate approvals of the Transaction, and all regulatory requirements applicable to such Caltius shall have been satisfied.

(k)         Caltius shall have received such other documents, instruments and information as Caltius may reasonably request.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

In order to induce the Holders to enter into the Transaction, the Borrowers represent and warrant to Caltius on the Closing Date (which representations and warranties shall survive the execution and delivery of this Agreement until all of the Obligations have been satisfied in full and discharged) that, except as set forth on the disclosure schedules attached hereto, after giving effect to the Acquisition:

SECTION 4.1 Organization; Powers. Each Credit Party and its Subsidiaries: (a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has the power and authority to own its Property and to carry on its business as now conducted and as proposed to be conducted; (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; and (d) has the power and authority to execute, deliver and perform its obligations under each of the Investment Documents to which it is a party and each other agreement or instrument contemplated hereby, and to borrow hereunder, as applicable.

SECTION 4.2 Authorization.  The execution, delivery and performance by each Credit Party and its Subsidiaries of each of the Investment Documents to which such Credit Party or any of its Subsidiaries is or is to become a party and the obligations hereunder and thereunder (collectively, the “Transaction”) and the execution, delivery and performance of the Acquisition Documents to which such Person is a party and the consummation of the transactions contemplated thereunder (a) have been duly authorized by all necessary corporate action on the part of such Person and (b) will not: (i) violate (A) (x) any Applicable Law, or (y) the articles of incorporation or other constitutive documents of such Person, or (B) any provision of any material indenture, agreement or other instrument to which such Person or any of its Subsidiaries is a party or by which such Person or any of such Person’s Property is or may be bound (including the Senior Credit Facility); (ii) result in a breach of or constitute (alone or with notice or lapse of time or both) a default under or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien (other than a Permitted Lien) upon or with respect to any Property now owned or hereafter acquired by such Person or any of its Subsidiaries.

SECTION 4.3 Enforceability.  This Agreement has been duly executed and delivered by the Borrowers and constitutes, and each other Investment Document when executed and delivered by each Credit Party will constitute, a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law and the availability of the remedy of specific performance.

SECTION 4.4 Governmental Approvals.  Each Credit Party and its Subsidiaries has all material governmental authorizations, approvals, consents, permits, licenses, certifications and qualifications, and has complied in all material respects with all applicable requirements of the United States, and other jurisdictions where such Person conducts business or owns Property, to conduct its business as is presently conducted and to own and operate its facilities as they are presently operated.  No action, consent or approval or registration or filing with or any other action by any Governmental Authority is required in connection with the Transaction, except for such as have been made or obtained and are in full force and effect or which are listed on Schedule 4.4.

SECTION 4.5 Business; Subsidiaries.   The Credit Parties are exclusively engaged in the operation of the Business.  Schedule 4.5 sets forth as of the Closing Date a list of all Subsidiaries of the Credit Parties and the percentage ownership interest of such Person therein, as well as a list of all joint ventures and partnerships of any Credit Party or any of its Subsidiaries with any other Person.  The Equity Interests or other ownership interests so indicated on Schedule 4.5 are fully paid and non-assessable and are owned by the Credit Parties or their Subsidiaries free and clear of all Liens except for Permitted Liens.

SECTION 4.6 Financial Condition. The Parent has previously provided to Caltius a true and complete copy of the audited Consolidated and consolidating balance sheet of the Parent and its Subsidiaries as at June 30, 2011, June 30, 2010 and June 30, 2009 and the related Consolidated statements of income and cash flow of the Parent and its Subsidiaries for the fiscal years then ended (the “Audited Financials”).  The Audited Financials were prepared in accordance with GAAP, are true and correct in all material respects and fairly present the Parent’s and its Subsidiaries’ financial condition, results of operations and cash flows at such date and for the period then ended.  The auditors have issued an unqualified statement to the Parent concerning the Audited Financials, a copy of which is included in the Audited Financials.

SECTION 4.7 Indebtedness.  Schedule 4.7 contains a complete and accurate list of all Indebtedness (whether liquidated or unliquidated, mature or not yet mature, absolute or contingent, secured or unsecured) of each Borrower and its Subsidiaries.  No Credit Party or any of its Subsidiaries is in default or alleged to be in default in any material respect with respect to any of its Indebtedness or other liabilities listed in the Audited Financials.

SECTION 4.8 Acquisition.  As of the Closing Date, the Parent has delivered to Caltius, a complete and correct copy of the Acquisition Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).  No Credit Party nor, to the knowledge of the Credit Parties, any other party to the Acquisition Documents is in default in the performance or compliance with any provisions thereof which would reasonably be expected to have a Material Adverse Effect.

SECTION 4.9 Ownership and Control.   The Equity Interests of the Parent are owned to the extent and in the manner reflected in the Parent’s SEC Reports.  Attached hereto as Schedule 4.9 is an accurate and complete list of the following information:  (a) the authorized capitalization of each Credit Party and each of its Subsidiaries as of the date hereof; (b) the number and type of each class of the issued Equity Interests of each Credit Party and each of its Subsidiaries; (c) the number of Equity Interests covered by all convertible securities and all options, warrants and similar rights held with respect to the Equity Interests of each Credit Party and each of its Subsidiaries; (d) the percentage of the outstanding Equity Interests held by each Credit Party and each of its Subsidiaries; and (e) all joint ventures and partnerships of each Credit Party and each of its Subsidiaries with any other Person.  As of the date hereof, the Initial Shares constitute 1.4% of the Equity Interests of the Parent on a Fully Diluted basis.  All Initial Shares have been duly authorized, are validly issued and are fully paid and non-assessable.  All Subsequent Shares have been duly authorized and reserved for issuance and, if issued to Caltius pursuant to Section 2.1, will be validly issued, fully paid and non-assessable.  All outstanding Equity Interests (other than the Shares) of each of the Credit Parties have been duly authorized, are validly issued and are fully paid and non-assessable (in the case of shares of capital stock), and with respect to the Equity Interests of the Credit Parties (other than the Parent), are free and clear of all Liens (other than Permitted Liens).  Except as listed in Schedule 4.9 there are no outstanding options, warrants, convertible securities or other stock purchase rights issued by any Credit Party or any of its Subsidiaries as of the date hereof, and there are no sale agreements, pledges, proxies, voting trusts, powers of attorney or other agreements or instruments binding upon the shareholders of any Credit Party (excluding the Equity Interests of the Parent, the subject matter of which is addressed in the following sentence) or any of its Subsidiaries with respect to beneficial and record ownership of, or voting rights with respect to, the Equity Interests of any Credit Party (excluding the Equity Interests of the Parent) or any of its Subsidiaries as of the date hereof.  To the knowledge of the Parent, there are no sale agreements, pledges, proxies, voting trusts, powers of attorney or other agreements or instruments binding upon the shareholders of the Parent with respect to beneficial and record ownership of, or voting rights with respect to, the Equity Interests of the Parent.

SECTION 4.10 No Material Adverse Change.  Since September 30, 2011, other than as disclosed in Schedule 4.10, there has occurred no event that has or reasonably could be expected to have a Material Adverse Effect.

SECTION 4.11 Title to Properties; Possession Under Leases.  Each Credit Party and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all material Property owned or leased by it, free and clear of Liens (other than Permitted Liens).  Each Credit Party’s and each of its Subsidiaries’ possession of any Property leased by it has not been disturbed, nor has any claim been asserted against such Credit Party or such Subsidiary that is or could be adverse to such Credit Party’s or such Subsidiary’s interests thereunder.

SECTION 4.12 Litigation; Compliance with Laws

(a)         Except (i) for actions, suits or proceedings that have arisen in the  ordinary course of business and do not involve amounts in question of more than $50,000, individually, or $200,000 in the aggregate for all such matters and (ii) as set forth on Schedule 4.12, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Credit Parties, threatened against or affecting the Parent, any other Credit Party, any of their respective Subsidiaries or the Business, Property or rights of the Parent, any Credit Party or any of their respective Subsidiaries (A) that involve any Investment Document or the Transaction or (B) as to which there is a reasonable possibility of an adverse determination.  None of the items disclosed on Schedule 4.12, if determined adversely against any Credit Party, will have a Material Adverse Effect.

(b)        No Credit Party or any of its Subsidiaries is in, nor will the continued operation of the Business or its Property as currently operated result in a breach of, default under, or violation of (i) any Applicable Law where such breach, default or violation could reasonably be expected to have a material and negative effect, either individually or in the aggregate, on such Person, (ii) any judgment, writ, injunction, decree or order of any Governmental Authority, or (iii) any material deed, lease, loan agreement, commitment, bond, note, deed of trust, restrictive covenant, license, indenture, contract, or other agreement, instrument or obligation to which it is a party or by which it is bound or to which the Business or any of its Property is subject.

SECTION 4.13 Contracts, Etc.   Attached hereto as Schedule 4.13 is an accurate and complete list of (a) the ten largest independent station transportation service agreements by revenue of the Parent and its Subsidiaries on a Consolidated basis for the period from July 1, 2011 through November 30, 2011 and (b) all other material contracts (other than any independent station transportation service agreement of the type described in clause (a)) to which any Credit Party or any of its Subsidiaries is a party or by which any Credit Party, any of its Subsidiaries or any of their Property is subject which (i) involve payment or receipt of $150,000 or more per year or (ii) constitute a lease of Real Property) (collectively, the “Contracts”).  Each Credit Party and each of its Subsidiaries has entered into all Contracts reasonably necessary for the conduct of the Business. Each of the Contracts is valid, binding and enforceable against the applicable Credit Party and, to the knowledge of the Credit Parties, to the other party thereto, in accordance with its terms and remains in full force and effect.  No Credit Party or any of its Subsidiaries is in default or, to the knowledge of the Credit Parties, alleged to be in default in any material respect with respect to any of its obligations under any of the Contracts (nor would be in default or alleged to be in default with the giving of notice, passage of time, or both), and, to the knowledge of the Credit Parties, no party other than the Credit Parties or their Subsidiaries is in default in any material respect with respect to such party’s obligations under any of the Contracts (or would be in default or alleged to be in default with the giving of notice, passage of time, or both).  To the knowledge of the Credit Parties, no claim has been asserted against any Credit Party or any of its Subsidiaries that is or could be materially adverse to its interests under any of the Contracts.  To the knowledge of the Credit Parties, none of the Contracts is subject to any material claims of setoff, recoupment or similar deduction or offset.  Except as expressly described in Schedule 4.13, no Credit Party or any of its Subsidiaries has assigned or encumbered any of its rights, title or interest in or under any of the Contracts nor agreed to any oral modifications of any of the material provisions of any of the Contracts.

SECTION 4.14 No Side Agreements; Transactions with Related Persons.  Except as set forth in Schedule 4.14, there exists no agreement or understanding calling for any payment or consideration from a customer or supplier of a Credit Party or any of its Subsidiaries to a Related Person of any Credit Party or any of its Subsidiaries with respect to any transaction between any Credit Party or any of its Subsidiaries and a supplier or customer.  Except as set forth in Schedule 4.14, no Credit Party or any of its Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Related Person of such Credit Party or Subsidiary is a party, except upon fair and reasonable terms no less favorable to such Credit Party or Subsidiary than it could obtain in a comparable arm’s-length transaction with a Person that is not a Related Person.

SECTION 4.15 Investment Company Act; Public Utility Holding Company Act.   No Credit Party or any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 2005, as amended.

SECTION 4.16 Insurance. Each Credit Party and its Subsidiaries has insurance in such amounts and covering such risks and liabilities as may be reasonable and prudent and is customary for companies in the same or similar businesses and such insurance is in full force and effect and all premiums have been duly and timely paid.

SECTION 4.17 Tax Returns.  Each Credit Party and each of its Subsidiaries has filed or caused to be filed all tax returns which are required under any Applicable Law to have been filed by it or any of its Subsidiaries or has filed extensions therefor and has paid or caused to be paid all taxes as and when due and payable by it or any of its Subsidiaries and all assessments received by it or any of its Subsidiaries, except taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party or Subsidiary shall have set aside on its books adequate reserves.

SECTION 4.18 No Untrue Statements or Material Omissions.  None of the statements contained in any report, financial statement, exhibit or schedule furnished by or on behalf of the Credit Parties or any of their Subsidiaries to Caltius in connection with the negotiation of any Investment Document or included therein or delivered pursuant thereto, contained or contains any untrue statement of material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading as of the time when made or delivered.

SECTION 4.19 Employee Benefit Matters.

(a)         Attached hereto as Schedule 4.19 is an accurate and complete list of each Plan and each employee benefit plan (as defined in Section 3(3) of ERISA), and each stock option, stock purchase, restricted stock, and incentive deferred compensation plan, and all other material plans, programs, arrangements or agreements currently in effect, established, maintained, or contributed to (or, for which there is any contribution obligation) by any Credit Party or ERISA Affiliate for the benefit of current or former employees, officers or directors of any Credit Party or ERISA Affiliate.  The Borrowers have made available to Caltius true and complete copies of each of the plans listed in Schedule 4.19, together with a copy of the latest form IRS/DOL 5500-series, as applicable, for each such Plan.

(b)         No plan listed in Schedule 4.19 is a Multiemployer Plan, and no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability, contingent or otherwise, as a result of a “complete withdrawal” or a “partial withdrawal” (both within the meaning of Part 1 of Subtitle E of Title IV of ERISA and both a “Withdrawal”) from a Multiemployer Plan.

(c)         No plan listed in Schedule 4.19 is a Title IV Plan and no Credit Party, or ERISA affiliate has (i) incurred an “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA or Code Section 412, (ii) received or requested a waiver of the minimum funding standards of Section 302 of ERISA and Code Section 412 from the Internal Revenue Service, or (iii) been subject to a lien in favor of any Plan under Section 302(f) of ERISA or Code Section 412(n).

(d)         There have been no Reportable Events with respect to a Plan, and the execution and performance of this Agreement will not constitute a Reportable Event.  No employee benefit plan as defined in Section 3(3) of ERISA has been terminated since the effective date of ERISA which could result in any tax, penalty or liability being imposed upon any Credit Party or ERISA Affiliate.

(e)         To the knowledge of the Credit Parties, no Credit Party or ERISA Affiliate, nor any predecessor-in-interest to any of them, has participated in, and the execution and performance of this Agreement will not involve any, Prohibited Transaction that could subject such Credit Party or ERISA Affiliate to any liability under ERISA or tax or penalty imposed by Code Section 4975.

(f)          Each plan listed in Schedule 4.19 is now and always has been operated in all material respects in accordance with Applicable Law and its terms, and all obligations required to be performed under each such plan have been performed such that there is no material default or violation by any Credit Party or ERISA Affiliate with respect to any such plan.  Each such plan that is intended to be qualified under Code Section 401(a) and each trust established in connection with any such plan that is intended to be exempt from federal income taxation under Code Section 501(a) has received a favorable determination letter from the Internal Revenue Service that it is so qualified or exempt, as applicable, and no fact or event has occurred since the date of such determination letter that could reasonably be expected to adversely affect the qualified status of such plan or the exempt status of any such trust.

(g)         Except as set forth in Schedule 4.19, the execution and performance of this Agreement will not (i) constitute a stated triggering event under any plan listed in Schedule 4.19 that will result in any payment becoming due to any employee, officer, director or independent contractor of any Credit Party or ERISA Affiliate or (ii) accelerate the time of payment or vesting for, or increase the amount of any compensation or benefits due to any such individual.

(h)         All rights that are necessary to amend or terminate each of the Plans listed in Schedule 4.19 without the consent of any other person have been reserved, and such rights to amend or terminate are enforceable.

(i)          No Credit Party or ERISA Affiliate has transferred any plan with material unfunded liabilities outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time), which could reasonable be expected to have a Material Adverse Effect.

(j)          There are no pending, or the knowledge of the Credit Parties, threatened claims (other than claims for benefits in the normal course), sanctions, actions, or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan.

(k)         Except to the extent required under Section 4980B of the Code or Title I, subtitle B, Part 6 of ERISA, no Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Credit Party or ERISA Affiliate, which individually or in the aggregate have a Material Adverse Effect.

(l)          Except as set forth in Schedule 4.19, no Credit Party or any of its Subsidiaries maintains, or sponsors any nonqualified deferred compensation plan subject to Section 409A of the Code. With respect to any such nonqualified deferred compensation plan listed in Schedule 4.19, (i) such plan has been operated in good faith compliance with Section 409A of the Code and the guidance issued thereunder, (ii) such plan complies in form with Section 409A of the Code and the guidance issued thereunder and (iii) the transaction contemplated by this Agreement will not result in Section 409A of the Code imposing any tax consequences to the participants in such plan (including the inclusion in income of deferred amounts, or any additional tax pursuant to Section 409A(a)(1)(B) of the Code).

SECTION 4.20 Environmental Matters. Except as reflected in Schedule 4.20;

(a)         To the knowledge of the Credit Parties, the Real Property does not contain any Hazardous Material in amounts or concentrations which (i) constitutes a violation of, (ii) requires Remedial Action under, or (iii) could give rise to liability under, any Environmental Law, where such violation, Remedial Action or liability could reasonably be expected to have a Material Adverse Effect;

(b)         To the knowledge of the Credit Parties, the Real Property and all operations of each Credit Party and its Subsidiaries are in compliance in all material respects, and in the last five years have been in compliance in all material respects, with any Environmental Law;

(c)         Each Credit Party and each of its Subsidiaries has obtained each Environmental Permit required under any Environmental Law and that is necessary for the ordinary course of the Business, each such Environmental Permit is in full force and effect, and each Credit Party and its Subsidiaries is in compliance with each material term and condition of such Environmental Permits.

(d)         No Credit Party, any of its Subsidiaries, nor any of their respective present Property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, or subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material.

(e)         To the knowledge of the Credit Parties, there has been no Release or threatened Release in violation of any applicable Environmental Law at, from, under or proximate to the Real Property or at any other Property or otherwise in connection with the operations of any Credit Party or its Subsidiaries, that would (i) require Remedial Action under any Environmental Law, (ii) could give rise to liability under any Environmental Law, or (iii) which, otherwise in connection with the operations of any Credit Party or its Subsidiaries, could reasonably be expected to have a Material Adverse Effect;

(f)          No Credit Party nor any of its Subsidiaries has received any notice of an Environmental Claim in connection with the Real Property, other Property or its operations or with regard to any Person whose liabilities for any Environmental Law such Credit Party or any of its Subsidiaries has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, nor does any Borrower have reason to believe that any such notice will be received or is being threatened; and

(g)         No Hazardous Material has not been transported, by or on behalf of the Credit Parties, from the Real Property in violation of any Environmental Law, nor has any Hazardous Material been generated, treated, stored or disposed of at, on or under any Real Property in a manner that could reasonably be expected to give rise to liability under any Environmental Law, nor has any Credit Party or any of its Subsidiaries retained or assumed any liability, contractually, by operation of law or otherwise, with respect to the generation, treatment, storage or disposal of Hazardous Material.  In addition, no Credit Party or any of its Subsidiaries has any underground storage tank (i) that is not properly permitted under, and in compliance with, any applicable Environmental Law, or (ii) to the knowledge of any Credit Party, is experiencing or has ever experienced a Release.

SECTION 4.21 Labor Matters.  As of the date hereof, there are no strikes, lockouts or slowdowns against any Credit Party or any of its Subsidiaries pending or, to the knowledge of the Credit Parties, threatened.  The hours worked by and payments made to employees of any Credit Party or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other Applicable Law.  Except as disclosed in Schedule 4.21 hereto, all payments due from any Credit Party or any of its Subsidiaries or for which any claim may be made against any Credit Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Credit Party or any of such Subsidiary.  Except as disclosed in Schedule 4.21, no Credit Party is a party to or bound by any collective bargaining agreement and the consummation of the Transaction will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Credit Party or any of its Subsidiaries is bound.

SECTION 4.22 Employees.   Attached hereto as Schedule 4.22 is an accurate and complete list of all employment and compensation contracts, including all retirement benefit agreements not disclosed on Schedule 4.19, between any Credit Party or any of its Subsidiaries and their respective officers and executives.  To the knowledge of the Credit Parties, no officer, executive or other key employee of any Credit Party or any of its Subsidiaries has advised any Credit Party or any of its Subsidiaries (orally or in writing) that he or she intends to terminate employment with such Credit Party or any of its Subsidiaries.

SECTION 4.23 Solvency.  After giving effect to the consummation of the Transaction, each Credit Party and its Subsidiaries is Solvent.  This Agreement is being executed and delivered by the Borrowers to the Holder in good faith and in exchange for fair, equivalent consideration.  No Credit Party or any of its Subsidiaries intends to nor does management believe any Credit Party or Subsidiary will incur debts beyond its ability to pay as they mature.  No Credit Party or any of its Subsidiaries contemplates filing a petition in bankruptcy or for an arrangement or reorganization under the United States Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to it, nor do the Borrowers have any knowledge of any threatened bankruptcy or insolvency proceedings against any Credit Party or any Subsidiary of a Credit Party.

SECTION 4.24 Licenses.  Each Credit Party and each of its Subsidiaries has all material Licenses necessary to operate the Business.

SECTION 4.25 Broker’s Fees; Transaction Fees.   Except as set forth in Schedule 4.25, no Credit Party or any of its Subsidiaries has any obligations to any Person in respect of any finder’s, broker’s or investment banking fees in connection with the Transaction.

SECTION 4.26 Intellectual Property.   As of the Closing Date, each Credit Party and each of its Subsidiaries owns or will own or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it and each patent, registered or material trademark and registered or material copyright and license owned by any Credit Party or any of its Subsidiaries is listed, together with application or registration numbers, as applicable in Schedule 4.26.  To the knowledge of the Credit Parties, each Credit Party and each of its Subsidiaries conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person and no Person is infringing or interfering with any Intellectual Property of any Credit Party or its Subsidiaries.

SECTION 4.27 Foreign Assets Control Regulations and Anti-Money Laundering.

(a)        OFAC.  No Credit Party or any of its Subsidiaries (i) is a person whose Property or interest in Property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b)        Patriot Act.  Each Credit Party and each of its Subsidiaries are in compliance, in all material respects, with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.  No part of the proceeds of the Notes will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE V.
AFFIRMATIVE COVENANTS

Until the Notes and all Obligations are repaid in full (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), unless the Required Holders shall otherwise consent in writing, the Borrowers covenant and agree with the Holders that:

SECTION 5.1 Existence; Businesses and Properties.

(a)         Each Borrower will do or cause to be done all things necessary to preserve and maintain its and its Subsidiaries’ legal existence except as permitted by Section 6.5 and to maintain such Person’s right to do business in each jurisdiction in which such Person conducts business.

(b)         Each Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to: (i) obtain, preserve, renew, extend and keep in full force and effect the Licenses and Intellectual Property material to the conduct of the Business; (ii) maintain and preserve all Property material to the conduct of the Business and keep such Property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; and (iii) use its reasonable efforts, in the ordinary course of business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it.

SECTION 5.2 Insurance.

(a)         Each Borrower will keep its and each of its Subsidiaries’ insurable properties adequately insured at all times by financially sound and reputable insurers, maintain such other insurance to such extent and against such risks as is reasonable and prudent and as may otherwise be reasonably required by the Holders, including commercial general liability insurance against claims for personal injury or death or Property damage occurring upon, in, about or in connection with the use of any Property owned, occupied or controlled by it, director and officer liability insurance, product liability insurance, and business interruption insurance, and maintain such other insurance as may be required by Applicable Law.  Unless the Borrowers provides evidence to the Holders upon request of their compliance with this Section 5.2, the Holders may purchase such insurance at the expense of the Borrowers to protect the interests of the Holders.

(b)         The Credit Parties shall at all times maintain key man life insurance of not less than $5,000,000 on the life of Crain.  Within 60 days from the date hereof, the Borrowers shall deliver to the Holders evidence that the Agent is designated as the primary beneficiary thereof.  In the event of the death of Crain, the Holders shall use the proceeds from such insurance policy to prepay the Notes and, notwithstanding anything to the contrary in Section 2.6, no Repayment Charge shall be due in connection with such prepayment.

SECTION 5.3 Obligations and Taxes.  Each Borrower will pay, and will cause its Subsidiaries to (a) pay its material Indebtedness and other material obligations promptly and in accordance with their terms and (b) pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof (other than a Permitted Lien), provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, no Lien has attached with respect thereto and the Borrowers shall have set aside on their books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.

SECTION 5.4 Financial Statements, Reports, etc.  The Borrowers will furnish to the Holders:

(a)         within 90 days after the end of each fiscal year or, if the Parent has filed for an extension under the Exchange Act with respect to such fiscal year, 105 days after the end of such fiscal year, the Consolidated and consolidating balance sheets and related statements of operations, stockholders’ equity and cash flows, showing the financial condition of the Parent and its Subsidiaries, as of the close of such fiscal year and the results of its operations during such year, such Consolidated statements to be audited by an independent public accountant of recognized national or regional standing acceptable to the Holders, and accompanied by an opinion of such accountant (which shall not be qualified in any material respect) that such financial statements fairly present the financial condition, results of operations and cash flows of the Parent and its Subsidiaries on a Consolidated basis in accordance with GAAP;

(b)         within 45 days after the end of each fiscal quarter for the first three quarters of each fiscal year or, if the Parent has filed for an extension under the Exchange Act with respect to such fiscal quarter, 50 days after the end of such fiscal quarter, the Consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows showing the financial condition of the Parent and its Subsidiaries, as of the close of such fiscal quarter and the results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the preceding fiscal year, all in reasonable detail and all certified by its Financial Officer as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Parent and its Subsidiaries on a Consolidated basis in accordance with GAAP (but without footnotes), subject to normal year-end audit adjustments, together with a quarterly management summary description of operations, together with detailed calculations evidencing compliance with the financial ratios and covenants set forth in Section 5.11;

(c)         within 60 days after October 31, 2011, November 30, 2011, December 31, 2011 and January 31, 2012 and within 30 days after the end of each month thereafter, (i) monthly and year-to-date Consolidated and consolidating balance sheet and related statements of operations, members’ equity and cash flows showing the financial condition of the Parent and its Subsidiaries, setting forth in each case in comparative form the corresponding figures for the corresponding month and fiscal year-to-date period of the preceding fiscal year and the corresponding figures for the corresponding month and fiscal year-to-date period of the annual budget, (ii) a schedule of the outstanding Indebtedness of the Parent and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount with respect to each such debt issue or loan and (iii) any other operating reports prepared by management for such period, including any internal monthly management report;

(d)        concurrently with any delivery of financial statements under sub-paragraph (a) or (b) above, a certificate substantially in the form attached hereto as Exhibit B of the Financial Officer of the Parent opining on or certifying such statements containing a detailed calculation of the relevant items used to calculate compliance with the financial covenants set forth in Section 5.11 and, certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(e)         promptly after becoming publicly available, copies of all final periodic and other reports, proxy statements and other materials filed by any Credit Party with the U.S. Securities and Exchange Commission (the “SEC”), or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(f)          within 30 days of filing, copies of all material documents filed by any Credit Party or any of its Subsidiaries with any Governmental Authority, including the U.S. Internal Revenue Service, the U.S. Environmental Protection Agency (and any state equivalent), the U.S. Occupational Safety & Health Administration and the SEC;

(g)         promptly upon request by any Holder, copies of all pleadings related to any material action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, by or against any Credit Party or any of its Subsidiaries;

(h)        as soon as practicable, and in any event not later than 30 days prior to the commencement of each fiscal year, (i) a copy of the Credit Parties’ operating and capital expenditure budget,  in a form consistent with the financial statements provided hereunder and (ii) financial projections for the Credit Parties containing a pro forma balance sheet, income statement and cash flow statement for each quarter for such fiscal year, in a form consistent with the financial statements provided hereunder;

(i)          within 10 days of receipt, copies of any notice of default on any loans or leases, which default is in excess of $100,000, individually or in the aggregate, to which the Credit Parties is a party;

(j)          to the extent not disclosed in an SEC Report, promptly after entering into the same, copies of all shareholder agreements, material employment agreements and other material agreements of the Credit Parties; and

(k)         promptly from time to time, such other information regarding the operations, business affairs and financial condition of any Credit Party or any of its Subsidiaries, or compliance with the terms of any Investment Document, as any Holder may reasonably request (including any information necessary to enable the Holders to file any form required by any Governmental Authority).

SECTION 5.5 Litigation and Other Notices.  The Borrowers will furnish to the Holders prompt written notice of the following:

(a)         any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)         within 30 days of filing, the filing or commencement of or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, by or against any Credit Party, any of its Subsidiaries or any Affiliate thereof which could reasonably be expected to have a Material Adverse Effect, and any judgments entered against any Credit Party or any of its Subsidiaries;

(c)         at least 15 days and no more than 60 days prior notice of any Change of Control, to the extent that the Borrowers have notice of such Change of Control;

(d)         any development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect (including any enforcement, remedial or other governmental regulatory or other action instituted, completed or threatened in writing against the Credit Parties pursuant to any applicable Environmental Law, and any claim made by any Person against the Credit Parties relating to liability in respect of Hazardous Material, which in each case would reasonably be expected to result in a Material Adverse Effect);

(e)            any material change in accounting policies or financial reporting practices by any Credit Party or any of its Subsidiaries;

(f)             any of the following if the same would reasonably be expected to result in liability or loss to one or more Credit Parties, either individually or in the aggregate, in excess of $100,000: (i) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against any Credit Party or any of their respective Property pursuant to any applicable Environmental Law, (ii) any other Environmental Claim, and (iii) any environmental or similar condition on any Real Property adjoining the Property of any Credit Party that could reasonably be anticipated to cause such Credit Party’s Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such Property under any Environmental Law;

(g)            as soon as possible after, and in any event within 10 days after any Responsible Officer of any Borrower or any ERISA Affiliate knows or has reason to know of, any ERISA Event that alone or together with any other ERISA Event could reasonably be expected to result in liability of such Borrower or such ERISA Affiliate in respect of each employee benefit plan as defined in Section 3(3) of ERISA or any other plan described in Section 4.19(a) in an aggregate amount exceeding $100,000, together with a statement of a Financial Officer of such Credit Party setting forth details as to such ERISA Event and the action, if any, that such Credit Party proposes to take with respect thereto; and

(h)            the creation, establishment or acquisition of any Subsidiary or the issuance by any Credit Party of any Equity Interests or warrant, option or similar agreement to a Person other than another Credit Party.

Each notice pursuant to this Section 5.5 shall be accompanied by a written statement by a Responsible Officer on behalf of the Borrowers setting forth details of the occurrence referred to therein, and stating what action the Borrowers propose to take with respect thereto and at what time.  Each notice under Section 5.5(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Investment Document that have been breached or violated.

SECTION 5.6  Maintaining Records; Access to Properties and Inspections.  Each Credit Party will keep, and will cause its Subsidiaries to keep, proper books of record and account in which full and correct entries in conformity with GAAP are made of all material dealings and transactions in relation to its business and activities.  Each Credit Party will permit any representatives designated by the Holders to obtain background information on such Person and its management and to visit and inspect the financial records and the properties of such Person and its Subsidiaries during normal business hours and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Holders to discuss the affairs, finances and condition of such Person and its Subsidiaries with the officers thereof and independent accountants therefor.  In addition, the Credit Parties shall permit the Holders to conduct a review of the use of the proceeds of the Notes and, upon the request of the Holders, shall certify in writing to the Holders that the proceeds of the Notes were used in accordance with Section 2.12 hereof.

SECTION 5.7  Compliance with Laws. Each Credit Party will comply and will cause its Subsidiaries to comply in all material respects with Applicable Laws whether now in effect or hereinafter enacted.

SECTION 5.8  Environmental Matters.   Each Credit Party will, and will cause its Subsidiaries to: comply, and cause all lessees and other persons occupying their Properties to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Properties; obtain and renew all material Environmental Permits necessary for their operations and Properties; and conduct in all material respects any Remedial Action in accordance with any applicable Environmental Law; provided, however, that no Credit Party shall be required to undertake any Remedial Action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.  If an Event of Default caused by reason of a breach of Section 4.20 or this Section 5.8 or the presence of a Release or threatened Release shall have occurred and be continuing, then the Borrowers shall, at the request of the Holders, provide to the Holders within a reasonable time, not to exceed 90 days after such request, at the expense of the Borrowers, a Phase I environmental site assessment report for any Real Property described in such request, prepared by an environmental consulting firm acceptable to the Holders (and, if based upon the recommendation of such environmental consulting firm, a Phase II environmental site assessment report within a reasonable time, not to exceed 90 days following the recommendation) indicating the presence or absence of any Hazardous Material and the estimated cost of any Remedial Action in connection with any Hazardous Material on the Real Property.  Without limiting the generality of the foregoing, if the Holders reasonably determine at any time that any such report will not be provided within the time referred to above, the Holders may retain an environmental consulting firm to prepare such report at the expense of the Borrowers, and the Borrowers hereby grant and agree to cause any Subsidiary that owns any Property described in such request to grant at the time of such request, to the Holders such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such Phase I or Phase II assessment.

SECTION 5.9  Further Assurances.  Each Credit Party will execute, and will cause its Subsidiaries to execute, any and all further documents, agreements and instruments, and take all further action that may be required under Applicable Law, or that the Holders may reasonably request, in order to effectuate the transactions contemplated by the Investment Documents.  The Credit Parties shall deliver or cause to be delivered to the Holders all such instruments and documents (including legal opinions) as the Holders may reasonably request to evidence compliance with this Section.  In addition, in the event that the Borrowers and the Senior Lenders agree to amend the Senior Credit Facility to add any additional financial covenants or amend any of the existing financial covenants in the Senior Credit Facility to make such financial covenants more restrictive, then the Borrowers shall execute and deliver to the Holders a corresponding amendment to this Agreement (subject to applicable cushions as in effect on the date hereof or as mutually agreed upon in writing thereafter) in form and substance satisfactory to the Required Holders.

SECTION 5.10    Maintenance of Office or Agency.   The Borrowers shall maintain an office or agency (a) where the Notes may be presented for payment, or for registration and transfer and for exchange as provided in this Agreement, and (b) where notices and demands to or upon the Borrowers in respect of the Notes may be served.  The location of such office or agency initially shall be the principal office of the Borrowers as set forth in Section 9.1 hereof.  The Borrowers shall give the Agent written notice of any change of location thereof.

SECTION 5.11    Financial Ratios and Covenants.  The Credit Parties shall with respect to each period set forth below have complied or comply with and maintain each of the following financial ratios and financial covenants, using the information set forth in the financial statements provided by the Credit Parties in accordance with Section 5.4 above:

(a)             Funded Leverage Ratio.  A Funded Leverage Ratio on the last day of each fiscal quarter during the periods set forth below shall not be more than the ratio set forth below for the applicable Measurement Period then ending:

Fiscal Quarters Ending	Ratio
September 30, 2011 through and including December 31, 2012	4.25 to 1.00
March 31, 2013 through and including December 31, 2013	4.00 to 1.00
March 31, 2014 through and including December 31, 2014	3.75 to 1.00
March 31, 2015 and thereafter	3.50 to 1.00

(b)             Senior Funded Leverage Ratio.  A Senior Funded Leverage Ratio on the last day of each fiscal quarter during the periods set forth below shall not be more than the ratio set forth below for the applicable Measurement Period then ending:

Fiscal Quarters Ending	Ratio
September 30, 2011 through and including December 31, 2012	3.75 to 1.00
March 31, 2013 through and including December 31, 2013	3.50 to 1.00
March 31, 2014 through and including December 31, 2014	3.25 to 1.00
March 31, 2015 and thereafter	3.00 to 1.00

(c)             Fixed Charges Ratio.  A Fixed Charges Ratio as of the last day of each fiscal quarter ending after the date hereof shall not be less than 1.05 to 1.00.

SECTION 5.12        Observation Rights.

(a)             The board of directors of the Parent shall hold a general meeting (which may be held by conference call) at least quarterly for the purpose of discussing the business and operations of the Parent and its Subsidiaries.  The Parent shall notify each of the Holders in writing of the date and time for each general or special meeting of its board of directors or any committee thereof or of the adoption of any resolutions by written consent (describing in reasonable detail the nature and substance of such action) at least one week prior to any general meeting or approval of such resolutions by written consent and at the time notice is provided to the directors of the Parent of any special meeting and concurrently deliver to the Holders any materials delivered to the directors of the Parent, including a draft of any resolutions proposed to be adopted by written consent.  The Holders shall be free to contact the directors of the Parent and discuss the pending actions to be taken.

(b)             The Parent shall permit one authorized representative of Partners (and its successors) to attend and participate in all meetings of its board of directors and any committee thereof, whether in person, by telephone or otherwise (such representative is sometimes referred to herein as the “Observer”). The Parent shall provide the Observer with such notice and other information with respect to such meetings as are delivered to the directors of the Parent.  The Parent shall pay such representative’s reasonable out-of-pocket expenses (including, without limitation, the cost of airfare, meals and lodging) in connection with the attendance at such meetings.

(c)             The Holders and each Observer to whom observation rights are provided under Section 5.12(b) above, acknowledge and agree that the Parent is a public company whose securities are registered with the SEC, and as such: (i) any information concerning the Parent and the other Borrowers obtained as a result of the exercise of such observation rights shall be deemed Information (as defined in Section 9.18); (ii) any Information concerning the Parent and the other Borrowers obtained as a result of the exercise of such observation rights may constitute material non-public information that the Parent is providing to the Holders and the Observer in reliance upon their agreements hereunder and the Parent’s reliance upon Rule 100(b)(2)(ii) of Regulation FD promulgated under the rules of the SEC; and (iii) the Holders and each Observer shall be subject to the same insider trading policies adopted by the Parent from time to time, as are applicable to the Parent’s board of directors, and to any restrictions, rules and regulations of the SEC regarding insider trading, or the use or dissemination of material non-public information, by members of a public company’s board of directors.  Prior to acting as an Observer, the Holders shall cause each Observer to acknowledge and agree, in writing, to this Section 5.12(c) and Section 9.18 (regarding confidentiality), and provide a copy of such written agreement to the Borrowers; provided, however, that notwithstanding anything to the contrary herein, Partners may elect at any time upon written notice to the Borrower and the Parent to suspend its rights under paragraphs (a) and (b) of this Section 5.12, and from and after the date that is 90 days after the date of such notice until the date of delivery of any subsequent written notice from Partners to the Parent and the other Borrowers that Partners is reinstituting its rights under paragraphs (a) and (b) of this Section 5.12, neither Partners nor any Observer shall be subject to clause (iii) of this Section 5.12(c).

SECTION 5.13      Consultation. Upon the reasonable request of Partners, each Credit Party shall make appropriate officers and directors of such Credit Party available periodically at reasonable intervals and at reasonable times for consultation with Partners or its designated representatives with respect to matters relating to the business and affairs of the Credit Parties or their Subsidiaries, including significant changes in management personnel and compensation of employees, introduction of new products or new lines of business, important acquisitions or dispositions of plants and equipment, significant research and development programs, the purchasing or selling of important trademarks, licenses or concessions or the proposed commencement or compromise of significant litigation.  In the event that Partners transfers all or any portion of its investment in the Credit Parties to an affiliated entity that is intended to qualify as a venture capital operating company under the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101, such transferee shall be afforded the same rights with respect to the Credit Parties afforded to Partners hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

SECTION 5.14      Operating Company Status   Each Borrower, having had the benefit of legal counsel, represents, warrants and covenants that each Credit Party shall at all times continue to qualify as an “operating company” pursuant to United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(c).  Each Borrower shall confirm in writing the truth and accuracy of the foregoing representations and warranties within seven business days following its receipt of any Holder’s request therefor and, upon the reasonable request of any Holder, such  Borrower shall furnish to such Holder an opinion, in the form reasonably acceptable to the Holder and addressed to the Holder, that such Credit Party should be an “operating company” pursuant to United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(c).

SECTION 5.15       Use of Proceeds.  The Borrowers will use the proceeds of the investment hereunder only for the purposes specified in Section 2.13.

ARTICLE VI.
NEGATIVE COVENANTS

Until the Notes and all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are repaid in full, unless the Required Holders shall otherwise consent in writing, the Borrowers covenant and agree not to do any of the following:

SECTION 6.1  Indebtedness.

(a)             No Credit Party will, nor will it permit any of its Subsidiaries to, directly or indirectly incur, create, assume or permit to exist any Indebtedness other than the following (together, the “Permitted Indebtedness”):

(i)              the Senior Debt;

(ii)            Indebtedness existing on the date hereof and set forth on Schedule 4.7 and any renewals or refinancings of such Indebtedness in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof) on substantially the same terms as in effect on the date hereof and otherwise in compliance with this Agreement;

(iii)           Indebtedness created hereunder and under the other Investment Documents;

(iv)           Indebtedness of any Credit Party to another Credit Party so long as (A) after such transaction, such Credit Party providing the Indebtedness will be Solvent and (B) no Default or Event of Default then exists or will exist as a result of such transaction;

(v)            Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety and indemnity bonds and similar obligations, in each case provided in the ordinary course of business;

(vi)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(vii)          Indebtedness in respect of taxes, assessments, governmental charges or levies, claims of customs authorities and claims for labor, worker’s compensation, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.3;

(viii)         Indebtedness in respect of judgments or awards under circumstances not giving rise to a Default or Event of Default.

(ix)            Capital Lease Obligations and purchase money Indebtedness incurred for fixed or capital Property acquired in the ordinary course of the Business, provided that the aggregate amount of such Indebtedness outstanding at any time shall not exceed $250,000;

(x)             Guarantees of Indebtedness otherwise permitted by this Section 6.1;

(xi)            endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(xii)           Earn Out Obligations existing on the date hereof and set forth on Schedule 6.1(a)(xii) and other Earn Out Obligations after the date hereof otherwise permitted by this Agreement (including Section 6.10) and purchase price notes (“Seller Notes”) issued by a Borrower to a seller in connection with a Permitted Acquisition or a Permitted Station Investment and otherwise permitted by this Agreement so long as the terms of such Earn Out Obligations and Seller Notes provide that a payment cannot be made thereunder if a default exists under this Agreement or to the extent that the making of such payment would create a default under this Agreement;

(xiii)          any other Indebtedness of any Credit Party; provided that at the time of creation, incurrence or assumption thereof and at any time after giving effect thereto, the aggregate principal amount of such other Indebtedness shall not exceed $1,000,000; and

(xiv)         the DBA Acquisition Note.

(b)            Notwithstanding any provision to the contrary, no Credit Party shall, nor will it permit any of its Subsidiaries to, incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt unless such Indebtedness by its terms is subordinated to the Notes, in each case on terms acceptable to the Holders.

(c)            No Credit Party shall cancel any Indebtedness, claim or other debt owing to it other than to another Credit Party, except for reasonable consideration negotiated on an arm’s-length basis in the ordinary course of its business consistent with past practices.

SECTION 6.2  Liens.   No Credit Party will, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property (including any Equity Interests of any Person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof except the following (the “Permitted Liens”):

(a)            Liens securing the Senior Debt;

(b)            Liens on Property of such Credit Party or its Subsidiaries existing on the date hereof and set forth in Schedule 6.2; provided that such Liens shall secure only those obligations that they secure on the date hereof and the amount of Indebtedness secured thereby shall not be increased;

(c)            Liens for taxes, assessments or governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due any payable or which are being contested in compliance with Section 5.3 but only if the existence of such Lien being contested reasonably could not be expected to have a Material Adverse Effect;

(d)            Liens of carriers, warehousemen, mechanics, materialmen, repairmen or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.3;

(e)            Liens (other than any Lien imposed by ERISA) consisting of pledges and deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance and other social security laws or regulations or to secure public or statutory obligations;

(f)             deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases (other than Capital Lease Obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)            zoning restrictions, easements, rights-of-way, restrictions on use of Real Property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the Property subject thereto or materially adversely interfere with the use of such Property for its present purposes;

(h)            Capital Lease Obligations and purchase money Liens on fixed or capital Property acquired in the ordinary course of the Business with respect to Indebtedness permitted under Section 6.1(a)(ix), provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital asset, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such Property and related costs and charges imposed by the vendors thereof;

(i)             Liens arising solely by virtue of any contractual or statutory or common law provisions relating to banker’s Liens, rights to set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Credit Party or any Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System, and (ii) such deposit account is not intended by the Credit Party or such Subsidiary to provide collateral to the depositary institution (except in connection with Liens securing the Senior Debt);

(j)             any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(k)             judgment Liens not giving rise to an Event of Default; and

(l)             any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary of the Credit Party in connection with a Permitted Acquisition; provided that (A) such Lien shall be less than the fair market value of the asset secured thereby, (B) such Lien shall not have been not created in contemplation of such event, (C) such Lien does not at any time encumber any Property other than the Property financed by such Indebtedness and (D) the amount of Indebtedness secured thereby is not increased.

SECTION 6.3       Sale and Lease-Back Transactions.  No Credit Party will, nor will it permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it or any of its Subsidiaries shall sell or transfer any Property, real or personal, used or useful in its or any of its Subsidiaries’ business, whether now owned or thereafter acquired, and thereafter rent or lease such Property or other Property that it or any of its Subsidiaries intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

SECTION 6.4       Investments.  No Credit Party will, nor will it permit any of its Subsidiaries to: (a) purchase or acquire (or commit to purchase or acquire) any Equity Interests, or any obligations or other securities, of any Person; (b) purchase or acquire (or commit to purchase or acquire) all or any material portion of the Property of any Person, or of any line of business or division of any Person, including by way of merger, consolidation or other combination or (c) make (or commit to make) any advance, loan, extension of credit (other than current trade and customer accounts receivable owing from non-Affiliates in the ordinary course of business and payable in accordance with customary trade terms) or capital contribution to or any other investment in, any Person (each, an “Investment”) except:

(a)             Investments existing on the date hereof and listed on Schedule 6.4;

(b)            Cash and Cash Equivalents;

(c)             Investments in respect of interest rate protection agreements entered into in the ordinary course of business and not for speculative purposes;

(d)            the Acquisition;

(e)            Permitted Acquisitions;

(f)             Investments consisting of extensions of trade credit in the ordinary course of the Business;

(g)            Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; and

(h)            loans and advances to employees of any Credit Party or its Subsidiaries for moving, entertainment, travel and other similar expenses in the ordinary course of the Business; provided that the aggregate amount of all such Investments under this clause (h) shall not exceed $250,000 at any one time outstanding;

(i)             Investments in Wholly-Owned Subsidiaries of a Credit Party;

(j)             Permitted Station Investments;

(k)             Investments constituting Capital Expenditures which do not exceed $1,000,000 in the aggregate in any fiscal year;

(l)             Additional Investments by the Borrowers and their respective domestic Subsidiaries in any Persons in an aggregate amount invested from the date hereof which does not exceed $100,000;

(m)           Investments constituting Indebtedness under Section 6.1(a)(iv);

(n)            Investments by the Parent in its acquisition of its Equity Interests pursuant to a cashless exercise of an option to acquire such Equity Interests; and

(o)            Investments by the Parent pursuant to Section 6.6(a)(ii) and Section 6.6(a)(iv).

In valuing any Investments for the purposes of applying the limitations set forth in this Section 6.4 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

SECTION 6.5  Mergers, Consolidations, Sales of Assets.

(a)             No Credit Party will, nor will it permit any of its Subsidiaries to, merge or consolidate or enter into any analogous reorganization or transaction with any Person; provided that, upon five Business Day’s prior written notice to the Holders, any Subsidiary of a Credit Party may be merged with any Credit Party and any Credit Party may merge, consolidate or combine with one or more other Persons in connection with a Permitted Acquisition, in each case provided that the Credit Party is the surviving or successor entity and, at the time of each such merger or consolidation, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

(b)            No Credit Party will, nor will it permit any of its Subsidiaries to, change its form of entity.

(c)             No Credit Party will, nor will it permit any of its Subsidiaries to, consummate any Asset Disposition; provided, however, that Radiant Global Logistics may consummate the sale of certain unimproved real property owned by it and located in the State of Washington.

SECTION 6.6  Dividends and Distributions.

(a)            No Credit Party shall, nor will it permit any of its Subsidiaries to, declare or pay any Restricted Payments; provided, however, that

(i)             any Subsidiary of a Borrower may declare and pay a Restricted Payment to such Borrower;

(ii)            so long as no Default or Event of Default is then in existence or would otherwise arise therefrom, the Parent may redeem or repurchase its Equity Interests from officers and employees of any Credit Party (or their estates) upon the termination of employment of any such Person; provided that (A) the aggregate amount of all cash paid in respect of all such shares so redeemed or repurchased does not exceed $100,000 in any fiscal year of the Parent or $250,000 in the aggregate from and after the Closing Date and (B) prior to and after giving effect to the payment of such Restricted Payment, the Borrowers are in compliance on a pro forma basis with Section 5.11 determined as of the last day of the last full calendar quarter ending immediately prior to such payment for which financial statements have been delivered and assuming such payment was made on the first day of the relevant period;

(iii)           each Borrower may declare and make dividend payments or other distributions payable solely in Equity Interests;

(iv)           so long as no default or Event of Default is then in existence or would otherwise arise therefrom, Radiant Logistics Partners may make payments of not more than $250,000 in any fiscal year to Radiant Capital Partners, LLC in respect of minority business enterprise services or other services provided by such Person to the Borrowers;

(v)            so long as no default of Event of Default is then in existence or would otherwise arise therefrom, Radiant Transportation Partners, LLC (once formed and after it becomes a Credit Party) may make payments of not more than $250,000 in any fiscal year to Radiant Capital Partners, LLC in respect of minority business enterprise services or other services provided by such Person to the Borrowers; and

(vi)           so long as no Default or Event of Default is then in existence or would otherwise arise therefrom, the Parent may redeem or repurchase its Equity Interests (other than in respect of redemptions or repurchases permitted by Section 6.6(a)(ii)); provided that (A) the aggregate amount of all cash paid in respect of all such shares so redeemed or repurchased does not exceed $1,000,000 in the aggregate from and after the Closing Date and (B) prior to and after giving effect to the payment of such Restricted Payment, the Borrowers are in compliance on a pro forma basis with Section 5.11(a) and Section 5.11(b) (provided that the applicable ratios for the purpose of compliance with this Section 6.6(a)(vi) shall be 0.25 less than the then applicable ratio requirements set forth in such sections) determined as of the last day of the last full calendar quarter ending immediately prior to such payment for which financial statements have been delivered, assuming such payment was made on the first day of the relevant period.

(b)            No Credit Party shall, nor shall it suffer or permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Borrower or any of its Subsidiaries to (i) pay any dividends or make any other distributions on its Equity Interests or (ii) make or repay any loans or advances to any Borrower or the parent of such Subsidiary, except to the extent restricted by the Senior Credit Facility or this Agreement.

SECTION 6.7  Transactions with Related Persons.  Except as otherwise expressly permitted herein or as set forth on Schedule 4.14, no Credit Party shall, nor will it permit any of its Subsidiaries to, sell or transfer any Property to, or purchase or acquire any Property from, or otherwise engage in any other transactions with, any of its Related Persons other than another Credit Party, except that: (a) any Credit Party may engage in the foregoing transactions with Related Persons on terms that are fair and reasonable and no less favorable to such Credit Party than it would obtain in a comparable arm’s-length transaction with a Person not a Related Persons, provided that such transactions, individually or in the aggregate are not material to the Business; (b) any Credit Party and its Subsidiaries may pay reasonable compensation to officers and employees for actual services rendered to a Credit Party or its Subsidiaries in the ordinary course of business;  and (c) any Credit Party may pay directors’ fees to and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings not to exceed in the aggregate for the Borrowers and their Subsidiaries, with respect to all such items, $25,000 in any fiscal year of the Borrowers; provided, however, that the Parent may pay director fees of up to $50,000 in each fiscal year to each independent director of the Parent.

SECTION 6.8  Business of Credit Parties and Subsidiaries.

(a)            No Credit Party shall, nor will it permit any of its Subsidiaries to, engage at any time in any business or business activity other than the Business.

(b)            No Credit Party shall, nor will it permit any of its Subsidiaries to, acquire or create any new Subsidiary unless such subsequently acquired or organized Subsidiary joins this Agreement and the Notes as a Borrower hereunder as well as any other Loan Documents as Caltius may reasonably require, all in form and substance satisfactory to Agent.

(c)            Each Credit Party shall at all times own all of the outstanding Equity Interests of its Subsidiaries, free and clear of all Liens, rights, options, warrants or other similar agreements or understandings other than Permitted Liens.

(d)            No Credit Party shall, nor will it permit any of its Affiliates to, directly or indirectly purchase or otherwise acquire, or offer to purchase or otherwise acquire, any outstanding Notes or any portion of the Senior Credit Facility except by way of payment or prepayment in accordance with the provisions hereof.

(e)            No Credit Party shall issue or permit to remain outstanding any Equity Interests which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof, in whole or in part, (iii) requires payments of dividends or distributions in cash or (iv) is convertible or exchangeable for Indebtedness or Equity Interests described under clause (i), (ii) or  (iii) above, in each case on or prior to the first anniversary of the Maturity Date.

SECTION 6.9  Investment Company Act.   No Credit Party will, nor will it permit any of its Subsidiaries to, become an investment company subject to registration under the Investment Company Act of 1940, as amended.

SECTION 6.10     Acquisitions.  Other than the Acquisition, no Credit Party will, nor will it permit any of its Subsidiaries to, acquire any Equity Interests or all or a material portion of the assets of any Person or any division or line of business of such Person (unless such Credit Party or Subsidiary making such acquisition complies with all of the following (the “Permitted Acquisition”):

(a)            the Equity Interests or Property acquired in such acquisition constitute a business reasonably related to the Business and the board of directors of the Parent specifically deems such acquisition to be of strategic importance to the Borrowers;

(b)            no Default or Event of Default shall exist prior to or will be caused as a result of such acquisition;

(c)            the Credit Parties shall have provided the Holders with at least 30 Business Days prior written notice of such acquisition, such notice to include (i) a description of the Property or Equity Interests to be purchased, (ii) the price and terms of such acquisition, (iii) a certificate of its Financial Officer to the effect that no Default or Event of Default exists and attaching, in reasonable detail, computations and a Consolidated financial statement prepared on a pro forma basis of the Parent and its Subsidiaries immediately prior to and after giving effect to such acquisition demonstrating compliance with Section 5.11 as of the last day of the last full calendar quarter ending immediately prior to such acquisition for which financial statements have been delivered as if such acquisition were effective on the first day of the relevant period; provided, however, that if the Credit Parties borrow any sums under the Senior Credit Facility to fund any amount incurred, assumed or otherwise payable at closing in connection with such transaction, the applicable ratio for the Senior Funded Leverage Ratio delivered on a pro forma basis as required herein shall be 0.25 less than the then applicable Senior Funded Leverage Ratio requirement set forth in Section 5.11(b) and (iv) such other information with respect thereto as is reasonably requested by the Holders. For purposes of this Section 6.10, the pro forma computations shall be with reference to the actual financial results of the Credit Party or such Subsidiary and the Person being acquired, with only such adjustments as may be approved in writing by the Holders;

(d)            in the event of an acquisition of Equity Interests of a Person, such Person shall become a Wholly-Owned Subsidiary of a Credit Party or one of its Subsidiaries;

(e)            such Person whose Equity Interests or Property is being acquired shall have as of the last day of the most recent fiscal quarter of such Person ending on or immediately prior to the date of such acquisition actual (or pro forma to the extent approved in writing by the Holders) EBITDA and Net Income greater than $1, in each case for the 12 month period ending on such date;

(f)             the aggregate cash consideration payable at the closing of the acquisition shall not exceed $7,500,00 for any single transaction and $12,500,000 in the aggregate in any fiscal year or such other amount approved in writing by the Holders; provided, however, that (i) the foregoing limitation shall exclude cash consideration derived from the proceeds of sales of newly issued Equity Interests of the Parent during the nine-month period prior to the closing of such acquisition to the extent the Parent notifies the Holders in writing of the use of such cash consideration from sales of newly issued Equity Interests in such transaction or transactions and (ii) the written consent of the Holders shall be required if the aggregate cash consideration payable at the closing of such transaction is equal to or greater than $25,000,000;

(g)            the post-closing availability under the Senior Credit Facility is at least $4,000,000 on a pro forma basis;

(h)            the number of Permitted Acquisitions that the Credit Parties have completed in such fiscal year does not exceed three; and

(i)             the Parent shall have provided to the Holders the Permitted Acquisition Deliverables for such acquisition.

SECTION 6.11      Prepayments.   Except for the Senior Debt, the Notes and Indebtedness owed to a Borrower from a Subsidiary, no Credit Party nor any of its Subsidiaries shall, prepay any Indebtedness that is in parity with or subordinate to the Notes by structure or contract.

SECTION 6.12      Additional Negative Pledges.  Except for the Investment Documents and the documents relating to the Senior Debt, no Credit Party shall, nor will it permit any of its Subsidiaries to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its Property, whether now owned or hereafter acquired, or requiring the grant of any security for an obligation if security is given for some other obligation, except for Permitted Liens.

SECTION 6.13     Accounting Changes.   No Credit Party shall, nor will it permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change its fiscal year from its current fiscal year.

SECTION 6.14     Stay, Extension and Usury Laws.   To the extent permitted under Applicable Law, each Credit Party covenants and agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, and will use its best efforts to resist any attempts to claim or take the benefit of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force on behalf of itself or any of its Subsidiaries, which may affect the covenants or the performance of its obligations under this Agreement or the Notes.  To the extent permitted under Applicable Law, each Credit Party hereby expressly waives all benefit or advantage of any such law on behalf of itself and its Subsidiaries, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holders, but will suffer and permit the execution of every such power as though no such law has been enacted, in each case on behalf of such Credit Party and its Subsidiaries

SECTION 6.15     Limitation on Foreign Operations and Joint Ventures.   No Credit Party shall permit (i) as of the last day of any fiscal quarter of the Borrowers, any Borrower and its Domestic Subsidiaries to own directly Property representing less than 85% of the total consolidated Property of such Borrower and its Subsidiaries determined on such date or (ii) as of the last day of any fiscal quarter of the Borrowers, the portion of Net Income for the period of four consecutive fiscal quarters of any Borrower then ended which is attributable to the Foreign Subsidiaries to exceed 15% of Net Income for such period.

SECTION 6.16      Compliance with ERISA No Credit Party shall, nor will it suffer or permit any of its Subsidiaries to:

(a)            terminate any Plan subject to Title IV of ERISA so as to result in any material liability to any Credit Party or any of its Subsidiaries;

(b)            permit to exist any ERISA Event which could reasonably be expected to have a Material Adverse Effect;

(c)            make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to such Credit Party or Subsidiary;

(d)            enter into any new Plan subject to Title IV of ERISA or modify any existing Plan subject to Title IV of ERISA so as to increase its obligations thereunder which could reasonably be expected to have a Material Adverse Effect;

(e)            permit the present value of all nonforfeitable accrued benefits under any Plan or Plans subject to Title IV of ERISA (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed, either individually or in the aggregate for all such Plans, the fair market value of Plan Property allocable to such benefits by more than $100,000, all determined as of the most recent valuation date for each such Plan; or

(f)             become a participating employer in, or a contributing sponsor to, a Multiemployer Plan to the extent same would result in any liability to such Credit Party or any of its Subsidiaries in excess of $100,000.

SECTION 6.17      OFAC.  No Credit Party shall, nor will it suffer or permit any of its Subsidiaries to, (a) become a Person whose Property or interests in Property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (b) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such Person in any manner violative of Section 2 or (c) will otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

SECTION 6.18      Inconsistent Agreements; Charter Amendments; Amendments to Agreement.   No Credit Party shall (a) enter into any agreement or arrangement which would restrict in any material respect the ability of such Credit Party to fulfill its Obligations under the Investment Documents, or (b) supplement, amend or otherwise modify the terms of their articles or certificate of incorporation or bylaws or any of the Investment Documents if the effect thereof would reasonably be expected to have a Material Adverse Effect, (c) consent to any amendment of the Acquisition Documents or (d) consent to any amendment of any Earn Out Obligation without the prior written consent of the Holders.

SECTION 6.19      Inactive Subsidiaries.   No Subsidiary identified on Schedule 4.5 as inactive shall have any assets, liabilities or conduct any operations until such Subsidiary joins this Agreement and the Notes as Borrower hereunder as well as any other Loan Documents as Caltius may reasonably require, all in form and substance satisfactory to Agent.

ARTICLE VII.
EVENTS OF DEFAULT AND REMEDIES

SECTION 7.1  Events of Default.   If any of the following events (“Events of Default”) occur:

(a)            any representation or warranty made or deemed made in or in connection with any Investment Document hereunder or any representation, warranty or certification contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Investment Document, proves to have been incorrect in any material respect when so made, deemed made or furnished (except to the extent already qualified by materiality, in which case, it shall prove to have been incorrect in any respect);

(b)            default is made in the payment of any principal amount of, or Repayment Charge on, the Notes when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)            default is made in the payment of any interest on the Notes or any other amount (other than an amount referred to in clause (b) above) due under any Investment Document, when and as the same becomes due and payable, and such default continues unremedied for a period of five Business Days;

(d)            default is made in the due observance or performance by any Credit Party or any Subsidiary of a Credit Party of any covenant, condition or agreement contained in Section 5.2, Section 5.3, Section 5.4(a), (b), (c) or (d), Section 5.11 or in Article VI;

(e)            default is made in the due observance or performance by any Credit Party or any Subsidiary of a Credit Party of any covenant, condition or agreement contained in any Investment Document (other than those specified in clause (b), (c) or (d) above) and such default continues unremedied for a period of 30 days after the earlier of (i) the date such Person knew or should have known of the occurrence of such default and (ii) the date upon which notice thereof is given to the Borrowers by the Holders;

(f)             any default is declared or otherwise occurs (after giving effect to any applicable notice and/or grace periods) under the Senior Debt, either (i) which is in the payment of any amount due thereunder when and as the same becomes due and payable or (ii) pursuant to which the Senior Lenders have accelerated the maturity thereof;

(g)            any default is declared or otherwise occurs (after giving effect to any applicable notice and/or grace periods) under any Indebtedness of any Credit Party or any of its Subsidiaries (other than the Senior Debt) in excess of $250,000 or, collectively, in an aggregate principal amount exceeding $1,000,000 (excluding the Senior Credit Facility);

(h)            the occurrence of any of the following with respect to any Credit Party:  (i) such Credit Party shall have made an assignment for the benefit of its creditors; (ii) such Credit Party shall have become unable, admit in writing its inability or generally fail, to pay its debts as they become due; (iii) such Credit Party shall have filed a voluntary petition in bankruptcy; (iv) such Credit Party shall have been adjudicated bankrupt or insolvent; (v) such Credit Party shall have filed any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Applicable Law pertinent to such circumstances; (vi) such Credit Party shall have filed or shall file any answer admitting or not contesting the material allegations of a bankruptcy, insolvency or similar petition filed against such Credit Party; (vii) such Credit Party shall have sought or consented to, or acquiesced in, the appointment of any trustee, receiver, or liquidator of such Credit Party or of all or any substantial part of the Properties of such Credit Party; (viii) 60 days shall have elapsed after the commencement of an action against such Credit Party seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Applicable Law without such action having been dismissed or without all orders or proceedings thereunder affecting the operations or the business of such Credit Party having been stayed, or if a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (ix) 60 days shall have expired after the appointment, without the consent or acquiescence of such Credit Party of any trustee, receiver or liquidator of such Credit Party or of all or any substantial part of the Properties of such Credit Party without such appointment having been vacated;

(i)             the occurrence of any action initiating, or any event that results in, the dissolution, liquidation, winding-up or termination of such Credit Party, other than (a) a technical dissolution of a Subsidiary which is cured within 30 days thereof or (b) the liquidation and dissolution of any Wholly-Owned Subsidiary into a Credit Party if the Credit Parties determine in good faith that such liquidation or dissolution is in the best interest of the Credit Parties;

(j)             any default is declared or otherwise occurs (after giving effect to any applicable grace or notice periods) under any other material agreement of any Credit Party or any of its Subsidiaries and the failure to cure such default could reasonably be expected to have a Material Adverse Effect;

(k)            one or more judgments for the payment of money in excess of $100,000, individually or in the aggregate, to the extent not fully paid or discharged (excluding any portion thereof that is covered by a insurance policy issued by an insurance company of recognized standing and creditworthiness) is rendered against any Credit Party or any of its Subsidiaries, and the same shall remain undischarged for a period of 15 consecutive days during which execution is not effectively stayed, or any action is legally taken by a judgment creditor to levy upon Property of any Credit Party or any of its Subsidiaries to enforce any such judgment;

(l)             any non-monetary judgment or order shall be rendered against any Credit Party or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect, and there shall be any period of 15 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending approval or otherwise, shall not be in effect;

(m)           an ERISA Event occurs that in the opinion of the Holders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of any Credit Party or its ERISA Affiliates in an aggregate amount exceeding $100,000;

(n)            any execution or attachment shall be issued whereby any material Property of any Credit Party or any of its Subsidiaries shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof;

(o)            any Credit Party suspends or is enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting all or any material part of its business for more than 30 calendar days; or

(p)            Crain ceases to serve as the Chief Executive Officer of the Parent and the Parent does not appoint a successor acceptable to the Holders within 30 days after the date on which Crain is no longer serving as the Chief Executive Officer;

then: (i) in every such event other than an Event of Default described in Section 7.1(h) above, and at any time thereafter during the continuance of such event, the Agent may, and shall at the direction of the Required Holders, by notice to the Borrowers declare the principal amount then outstanding under the Notes to be forthwith due and payable in whole or in part, whereupon the principal amount so declared to be due and payable, together with the Repayment Charge calculated as if such Notes were prepaid on the date of the Default, if any, all PIK Amounts and accrued interest thereon and all other liabilities of the Borrowers accrued hereunder and under any other Investment Document in respect of such Notes, shall become forthwith due and payable, without presentment demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Investment Document to the contrary notwithstanding; and (ii) in any event with respect to an Event of Default described in Section 7.1(h) above, the principal of the Notes then outstanding, together with the Repayment Charge calculated as if the Notes were prepaid on the date of the Default, if any, all PIK Amounts and accrued interest thereon and all other liabilities of the Borrowers accrued hereunder and under any other Investment Document, shall automatically become due and payable, without presentment demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Investment Document to the contrary notwithstanding.

SECTION 7.2  Waivers.   The Credit Parties waive presentment, demand, notice of dishonor, and protest, and all demands and notices of any action taken by the Holders under this Agreement, except as otherwise provided herein.

SECTION 7.3  Enforcement Actions.   The Agent may, at its option, collect all or any portion of the Obligations or enforce against the Credit Parties any of the Holders’ rights and remedies with respect to the Obligations including: (a) commencing or pursuing legal proceedings to collect any amounts owed with respect to or to otherwise enforce the Obligations; or (b) executing upon, or otherwise enforcing, any judgment obtained with respect to the payment or performance of the Obligations.

SECTION 7.4  Costs.  The Credit Parties shall pay all reasonable expenses of any nature, whether incurred in or out of court, and whether incurred before or after the Notes shall become due at their maturity date or otherwise (including reasonable attorneys’ fees and costs) which the Holders may reasonably incur in connection with the collection or enforcement of any of the Obligations.  The Holders are authorized to pay at any time and from time to time any or all of such expenses, to add the amount of such payment to the amount of principal outstanding under the Notes, and to charge interest thereon at the rate specified in the Notes.

SECTION 7.5  Set-off.   Upon the occurrence and during the continuance of any Event of Default, each Holder is hereby authorized at any time and from time to time without notice to any Credit Party (any such notice being expressly waived by such Credit Party) and, to the fullest extent permitted by Applicable Law, to set off and to apply any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or moneys at any time held and other Indebtedness at any time owing by such Holder to or for the account of such Credit Party against any and all of the obligations of the Credit Parties now or hereafter existing under this Agreement or any other agreement or instrument delivered by such Credit Party to such Holder in connection therewith, whether or not such Holder shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured.  The rights of the Holders under this Section are in addition to other rights and remedies (including other rights of set-off) which they may have.  A Holder shall give the Credit Party notice of any set-off hereunder after such set-off has occurred.

SECTION 7.6  Remedies Non-Exclusive.  None of the rights, remedies, privileges or powers of the Holders expressly provided for herein are exclusive, but each of them is cumulative with, and in addition to, every other right, remedy, privilege and power now or hereafter existing in favor of each of the Holders, whether pursuant to the other Investment Documents, at law or in equity, by statute or otherwise.

ARTICLE VIII.
THE AGENT

SECTION 8.1  Appointment and Authorization.  Each Holder hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

SECTION 8.2  Delegation of Duties.  The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

SECTION 8.3  Liability of the Agent.  Neither the Agent nor any of it representatives shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Holders for any recital, statement, representation or warranty made by any Credit Party or any Subsidiary or Affiliate of any Credit Party, any officer thereof contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Credit Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  Neither the Agent nor any of its representatives shall be under any obligation to any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Properties, books or records of any Credit Party or any of the Subsidiaries or Affiliates of any Credit Party.

SECTION 8.4  Reliance by the Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile or telephone message, statement or other document or conversation believed by it to be genuine and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Holders (or, where an action or waiver need only be approved by the Required Holders, by the Required Holders) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Holders (or, where an action or waiver need only be approved by the Required Holders, by the Required Holders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

SECTION 8.5  Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent shall have received written notice from a Holder or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Holders.  The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Required Holders in accordance with Article VIII; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Holders.

SECTION 8.6  Credit Decision.  Each Holder expressly acknowledges that neither the Agent nor any of its representatives has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of any Credit Party and its Subsidiaries shall be deemed to constitute any representation or warranty by the Agent to any Holder.  Each Holder represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, Property, financial and other condition and creditworthiness of the Credit Parties and their Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Borrowers hereunder.  Each Holder also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, Property, financial and other condition and creditworthiness of the Credit Parties.  Except for notices, reports and other documents expressly herein required to be furnished to the Holders by the Agent, the Agent shall not have any duty or responsibility to provide any Holder with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Credit Party which may come into the possession of the Agent.

SECTION 8.7  Indemnification.  Whether or not the transactions contemplated hereby shall be consummated, upon demand therefor the Holders shall indemnify the Agent (to the extent not reimbursed by or on behalf of the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the loans hereunder and the termination or resignation of the Agent) be imposed on, incurred by or asserted against the Agent as Agent in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided, however, that no Holder shall be liable for the payment to the Agent of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Agent’s gross negligence or willful misconduct.  In addition, each Holder shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney’s fees and expenses) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrowers.  Without limiting the generality of the foregoing, if the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Holder (because the appropriate form was not delivered, was not properly executed, or because such Holder failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Holder shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section 8.7, together with all related costs and  expenses (including attorney’s fees and expenses).  The obligation of the Holders in this Section 8.7 shall survive the payment of all Obligations hereunder.

SECTION 8.8  Agent in Individual Capacity.  Partners and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties and their Subsidiaries and Affiliates as though Partners were not the Agent hereunder and without notice to or consent of the Holders.  With respect to the loans hereunder, Partners shall have the same rights and powers under this Agreement as any other Holder and may exercise the same as though it were not the Agent, and the terms “Holder” and “Holders” shall include Partners in its individual capacity.

SECTION 8.9  Successor Agent.  So long as Partners or an Affiliate thereof holds Notes payable to Partners or one of its Affiliates, Partners or one if its Affiliates shall be the Agent.  Subject to the preceding sentence, the Agent may resign as the Agent upon 30 days’ prior notice to the Holders and to the Borrowers.  If the Agent shall resign as the Agent under this Agreement, the Required Holders shall appoint from among the Holders a successor agent for the Holders.  If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may thereupon appoint a successor agent from among the Holders.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring the Agent and the term “the Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as the Agent shall be terminated.  After any Agent’s resignation or removal hereunder as the Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.  If no successor agent has accepted appointment as the Agent by the date which is 30 days following a retiring Agent’s notice of resignation (or, if later, 10 days after the date upon which the Agent designates a successor agent), the retiring Agent’s resignation shall nevertheless thereupon become effective and the Holders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Holders appoint a successor agent as provided for above.

ARTICLE IX.

MISCELLANEOUS

SECTION 9.1     Notices.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a)             if to the Borrowers, c/o Radiant Logistics, Inc., 405 114th Avenue S.E., Bellevue, WA 98004, Attention: Chief Financial Officer (Facsimile No. (425) 462-0768); with a copy to Fox Rothschild LLP, 2000 Market Street, 20th Floor, Philadelphia, PA 19103, Attention: Stephen M. Cohen, Esq. (Facsimile No. (215) 299-2150); and

(b)             if to the Agent or any Holder, c/o Caltius Capital Management, LP, at its offices at 11766 Wilshire Blvd., Suite 850 Los Angeles, CA 90025, Attention: Greg Howorth and Gavin Bates (Facsimile No. 310-996-9577); with a copy to DLA Piper LLP (US), 500 8th Street, NW, Washington, DC 20004, Attention: Anthony H. Rickert (Facsimile No. 202-799-5203).

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) two Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next Business day delivery or (iii) on the date on which it is sent by (x) facsimile with acknowledgment of receipt at the number to which it is required to be sent or (y) electronic transmission upon electronic communication from the recipient acknowledging receipt (whether automatic or manual from the recipient), in each case to the intended recipient as set forth above.

SECTION 9.2     Survival of Agreement.  All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Investment Document shall be considered to have been relied upon by the Holders and shall survive the making by the Holders of the investment, regardless of any investigation made by the Holders or on their behalf and shall continue in full force and effect as long as the principal of or any accrued interest on the Notes is outstanding and unpaid.  Notwithstanding anything to the contrary in this Agreement, the provisions of Section 2.7, Section 2.8 and Section 9.1 through Section 9.15 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Notes, the invalidity or unenforceability of any term or provision of this Agreement or any other Investment Document, or any investigation made by or on behalf of the Holders.

SECTION 9.3     Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrowers and Caltius, and when Caltius shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

SECTION 9.4      Successors and Assigns.

(a)             Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Credit Parties or the Holders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)             No Credit Party shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Holders, and any attempted assignment or delegation without such consent shall be null and void.  Each Holder may assign or delegate any of its rights or duties hereunder or under the Notes in accordance with Section 9.19.

SECTION 9.5  Expenses; Indemnity.

(a)             At the Closing, the Borrowers will pay Severally to Caltius a closing fee of 2.0% of the aggregate principal amount of the Notes.

(b)             On or prior to the Closing or at such other time or times as the Agent or the Holders may reasonably require, the Borrowers will pay or reimburse to the Agent or the Holders all reasonable expenses incurred by the Agent or the Holders in connection with (i) the preparation and administration of this Agreement and the other Loan Documents, (ii) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated), (iii) the enforcement or protection of the Agent’s or the Holders’ rights in relation to this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby or thereby, including any suit, action, claim or other activity of the Agent or any Holder to collect or otherwise enforce the Obligations or any portion thereof, or in connection with the Transaction, and, in connection with any of the foregoing, the reasonable fees, charges and disbursements of (A) internal counsel for the Agent or the Holders, (B) DLA Piper LLP (US), outside counsel for Caltius, and (C) any other counsel for all Holders.  All fees, charges, costs and expenses for which the Borrowers are responsible under the Loan Documents shall be deemed part of the Obligations when incurred, payable upon demand.

(c)             The Credit Parties, jointly and severally, agree to indemnify the Agent, each Holder, and their respective directors, officers, employees and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Investment Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transaction and the other transactions contemplated thereby, (ii) any breach by a Borrower of its obligations under this Agreement or any other Investment Documents, (iii) the use of the proceeds of the investment, (iv) any claim, litigation investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (v) any actual or alleged presence or Release of Hazardous Material on any Property owned or operated by any Credit Party or any of its Subsidiaries or on any other Property to the extent arising from the Business, operations or Property or the investment hereunder, or any Environmental Claim related in any way to any Credit Party or any of its Subsidiaries, or (vi) the violation or liability of a Holder under any Environmental Law related to or arising from the Business, operations or Property or the investment hereunder; provided that such indemnity shall not as to any Indemnitee be available to the extent it resulted from the gross negligence or willful misconduct of such Indemnitee.

(d)             All amounts due under this Section 9.5 shall be payable on written demand therefor.

SECTION 9.6  Waiver of Consequential and Punitive Damages.  The parties hereto waive to the fullest extent permitted by Applicable Law all claims to consequential and punitive damages in any lawsuit or other legal action brought by any of them against any other of them in respect of (i) any claim among or between any of them arising under this Agreement, the other Investment Documents, or any other agreement or agreements between or among any of them at any time, including any such agreements, whether written or oral, made or alleged to have been made at any time prior to the Closing Date, and all agreements made hereafter or otherwise, and (ii) any and all claims arising under common law or under any statute of any state or the United States of America, including any thereof in contract, tort, strict liability or otherwise, whether any such claims be now existing or hereafter arising, now known or unknown.  The Holders and the Borrowers acknowledge and agree that this waiver of claims for consequential damages and punitive damages is a material element of the consideration for this Agreement.

SECTION 9.7  Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN DELAWARE.

SECTION 9.8   Waivers; Amendment.

(a)             No failure or delay of a Holder in exercising any power or right hereunder or under any other Investment Document shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Holders hereunder and under the other Investment Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Investment Document or consent to any departure by the Credit Parties therefrom shall in any event be effective unless the same shall be permitted by Section 9.8(b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Credit Parties in any case shall entitle the Credit Parties to any other or further notice or demand in similar or other circumstances.

(b)             Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Holders in accordance with Section 9.16.

SECTION 9.9    Interest Rate Limitation.  If at any time the Interest Rate, together with all fees, charges, and other amounts which are treated under Applicable Law as interest thereunder (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Holders in accordance with Applicable Law, the rate of interest payable in respect thereof, together with all Charges payable in respect thereof shall be limited to the Maximum Rate.  If, from any circumstance whatsoever, the Holder shall ever receive anything of value deemed Charges by Applicable Law in excess of the Maximum Rate, an amount equal to any excessive Charges shall be applied to the reduction of the principal balance owing under the Notes in the inverse order of maturity (whether or not then due) or at the option of the Holder be paid over to the Borrowers, and not to the payment of Charges.  All Charges (including any amounts or payments deemed to be Charges) paid or agreed to be paid to the Holder shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal balance of the Notes so that the Charges thereof for such full period will not exceed the Maximum Rate.

SECTION 9.10  Entire Agreement.  This Agreement and the other Investment Documents constitute the entire contract between the parties relative to the subject matter hereof.  Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Investment Documents.  Nothing in this Agreement or in the other Investment Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Investment Documents.

SECTION 9.11   WAIVER OF JURY TRIAL.

(a)             EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

(b)             IN THE EVENT THAT THE WAIVER OF JURY TRIAL SET FORTH ABOVE IS NOT ENFORCEABLE, AND EACH PARTY TO SUCH ACTION DOES NOT SUBSEQUENTLY WAIVE IN AN EFFECTIVE MANNER UNDER APPLICABLE LAW ITS RIGHT TO A TRIAL BY JURY, THE PARTIES HERETO HEREBY ELECT TO PROCEED AS FOLLOWS:

(i)              WITH THE EXCEPTION OF THE ITEMS SPECIFIED IN CLAUSE (b) BELOW, ANY CONTROVERSY, DISPUTE OR CLAIM (EACH, A “CONTROVERSY”) BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL BE RESOLVED BY A REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF SECTIONS 638, ET SEQ. OF THE CALIFORNIA CODE OF CIVIL PROCEDURE (“CCP”), OR THEIR SUCCESSOR SECTIONS, WHICH SHALL CONSTITUTE THE EXCLUSIVE REMEDY FOR THE RESOLUTION OF ANY CONTROVERSY, INCLUDING WHETHER THE CONTROVERSY IS SUBJECT TO THE REFERENCE PROCEEDING.  EXCEPT AS OTHERWISE PROVIDED ABOVE, VENUE FOR THE REFERENCE PROCEEDING WILL BE IN ANY COURT IN WHICH VENUE IS APPROPRIATE UNDER APPLICABLE LAW (THE “COURT”).

(ii)              THE MATTERS THAT SHALL NOT BE SUBJECT TO A REFERENCE ARE THE FOLLOWING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY; (B) EXERCISE OF SELF HELP REMEDIES (INCLUDING SET-OFF); (C) APPOINTMENT OF A RECEIVER; AND (D) TEMPORARY, PROVISIONAL OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) AND (B) OR TO SEEK OR OPPOSE FROM A COURT OF COMPETENT JURISDICTION ANY OF THE ITEMS DESCRIBED IN CLAUSES (C) AND (D).  THE EXERCISE OF, OR OPPOSITION TO, ANY OF THOSE ITEMS DOES NOT WAIVE THE RIGHT OF ANY PARTY TO A REFERENCE PURSUANT TO THIS AGREEMENT.

(iii)            THE REFEREE SHALL BE A RETIRED JUDGE OR JUSTICE SELECTED BY MUTUAL WRITTEN AGREEMENT OF THE PARTIES.  IF THE PARTIES DO NOT AGREE WITHIN 10 DAYS OF A WRITTEN REQUEST TO DO SO BY ANY PARTY, THEN, UPON REQUEST OF ANY PARTY, THE REFEREE SHALL BE SELECTED BY THE PRESIDING JUDGE OF THE COURT (OR HIS OR HER REPRESENTATIVE).  A REQUEST FOR APPOINTMENT OF A REFEREE MAY BE HEARD ON AN EX PARTE OR EXPEDITED BASIS, AND THE PARTIES AGREE THAT IRREPARABLE HARM WOULD RESULT IF EX PARTE RELIEF IS NOT GRANTED.

(iv)            EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING.  ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT THAT WHEN ANY PARTY SO REQUESTS, A COURT REPORTER WILL BE USED AT ANY HEARING CONDUCTED BEFORE THE REFEREE, AND THE REFEREE WILL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT.  THE PARTY MAKING SUCH A REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COURT REPORTER.  SUBJECT TO THE REFEREE’S POWER TO AWARD COSTS TO THE PREVAILING PARTY, THE PARTIES WILL EQUALLY SHARE THE COST OF THE REFEREE AND THE COURT REPORTER AT TRIAL.

(v)             THE REFEREE SHALL BE REQUIRED TO DETERMINE ALL ISSUES IN ACCORDANCE WITH EXISTING APPLICABLE CASE LAW AND STATUTORY LAW.  THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE COURT WILL BE APPLICABLE TO THE REFERENCE PROCEEDING.  THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF, ENTER EQUITABLE ORDERS THAT WILL BE BINDING ON THE PARTIES AND RULE ON ANY MOTION THAT WOULD BE AUTHORIZED IN A COURT PROCEEDING.  THE REFEREE SHALL ISSUE A DECISION IN THE FORM OF A REASONED STATEMENT AT THE CLOSE OF THE REFERENCE PROCEEDING WHICH DISPOSES OF ALL CLAIMS OF THE PARTIES THAT ARE THE SUBJECT OF THE REFERENCE.   PURSUANT TO CCP SECTION 644, SUCH DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT OR AN ORDER IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT AND ANY SUCH DECISION WILL BE FINAL, BINDING AND CONCLUSIVE.  THE PARTIES RESERVE THE RIGHT TO APPEAL FROM THE FINAL JUDGMENT OR ORDER OR FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE.  THE PARTIES RESERVE THE RIGHT TO FINDINGS OF FACT, CONCLUSIONS OF LAWS, A WRITTEN STATEMENT OF DECISION, AND THE RIGHT TO MOVE FOR A NEW TRIAL OR A DIFFERENT JUDGMENT, WHICH NEW TRIAL, IF GRANTED, IS ALSO TO BE A REFERENCE PROCEEDING UNDER THIS PROVISION.

SECTION 9.12   Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Investment Document should be held invalid, illegal or unenforceable in any way, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13   Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract and shall become effective as provided in Section 9.3. Delivery of an executed signature page to this Agreement by facsimile, email in pdf format or similar electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14   Headings.  Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15    Jurisdiction; Consent to Service of Process.

(a)             Each of the Credit Parties hereby irrevocably and unconditionally submits, for itself, its Subsidiaries and its Property, to the nonexclusive jurisdiction of any court in the County of Los Angeles or Federal court of the United States of America sitting in the County of Los Angeles, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Investment Documents, or for recognition or enforcement of any judgment and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the State of California or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.  Nothing in this Agreement shall affect any right that the Holders may otherwise have to bring any action or proceeding relating to this Agreement or the other Investment Documents against such Credit Party or their properties in the courts of any jurisdiction.

(b)             Each of the Credit Parties hereby irrevocably and unconditionally waives on behalf of itself and its Subsidiaries, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit action or proceeding arising out of or relating to this Agreement or the other Investment Documents in any California state or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)             Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

SECTION 9.16      Consents and Approvals; Defaults.

(a)             Subject to the terms of Section 9.16(c), to the extent that (i) the terms of this Agreement or any of the other Investment Documents require the Borrowers to obtain the consent or approval of the Holders, (ii) the Borrowers seek an amendment to or termination of any of the terms of this Agreement or any of the Investment Documents, or (iii) the Borrowers seek a waiver of any right granted to the Holders under this Agreement or any of the Investment Documents, such consent, approval, action, termination, amendment or waiver shall be made in writing by the Holders of Notes representing at least a majority of the aggregate principal amount outstanding under all of the Notes (the “Required Holders”).

(b)             Subject to the terms of Section 9.16(c), to the extent that the terms of this Agreement or any of the other Investment Documents require or permit the Holders to take any enforcement action, including but not limited to declaring a payment default or other Event of Default or accelerating amounts due under any of the Investment Documents, subject to Section 7.1, each Holder shall be permitted to make such declaration or acceleration and to exercise all of its rights and remedies under the Investment Documents individually as to the obligations of the Borrowers and their respective Subsidiaries to such Holder.

(c)             Notwithstanding anything to the contrary contained in Section 9.16(a) or 9.16(b), the Holders shall not, without the prior written consent and approval of all of the affected Holders, amend, modify, terminate or obtain a waiver of any provision of this Agreement or any of the Investment Documents, which will have the effect of (i) reducing the principal amount of any Notes or of any payment required to be made to the Holders hereunder, or modifying the terms of a payment or prepayment thereof; (ii) reducing the Interest Rate, or extend the time for payment of interest under any Notes; or (iii) releasing any Credit Party or other obligor from any obligation under this Agreement or any of the other Investment Documents.

(d)             Each Holder agrees that, for the benefit of the other Holders, any proceeds received upon enforcement by such Holder of its rights and remedies under this Agreement, will be divided pro rata among all Holders.

SECTION 9.17   Relationship of the Parties; Advice of Counsel. This Agreement provides for the making of an investment by the Holders, in its capacity as a lender, in the Borrowers, in their capacity as borrowers, and for the payment of interest and repayment of principal by the Borrowers to the Holders.  The provisions herein for compliance with financial covenants, if any, and delivery of financial statements are intended solely for the benefit of the Holders to protect their interests as lenders in assuring payments of interest and repayment of principal, and nothing contained in this Agreement shall be construed as permitting or obligating the Holders to act as a financial or business advisor or consultant to the Borrowers as permitting or obligating the Holders to control the Borrowers or to conduct the Borrowers’ operations, as creating any fiduciary obligation on the part of the Holders to the Borrowers, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement.  The Holders are not (and shall not be construed as) a partner, joint venturer, alter-ego, manager, controlling person, operator or other business participant of any kind of the Borrowers; the Holders nor the Borrowers intend that the Holders assume such status, and, accordingly, the Holders shall not be deemed responsible for (or a participant in) any acts or omissions of the Credit Parties.  Each of the Holders and the Borrowers represent and warrant to the other that it has had the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and with respect to all matters contained herein.

SECTION 9.18   Confidentiality  Each of the Holders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its and its Affiliates’ directors, officers, employees, investors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent  required by Applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any permitted transferee of any of its rights or obligations under this Agreement, or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrowers or any of their respective Subsidiaries; (g) with the consent of the applicable Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Holder on a non-confidential basis from a source other than the Borrowers provided that such source is not bound by a confidentiality agreement.  For the purposes of this Section, “Information” means all information received from a Borrower or any of its Subsidiaries relating to such Borrower or any of its Subsidiaries or their business, other than any such information that is available to any Holder on a non-confidential basis prior to disclosure by such Borrower or any of its Subsidiaries; provided that, in the case of information received from such Borrower or any Subsidiary after the date hereof, such information is clearly identified (in a reasonable manner) at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding the foregoing, each Holder may (i) disclose a general description of transactions arising under the Investment Documents and the Acquisition Documents for advertising, marketing or other similar purposes, and (ii) use the name of the Credit Parties and their respective logos and other trademarks or other indicia germane to such Person in connection with such Holder’s advertising, marketing or other similar purposes and may identify the Borrowers as portfolio companies of Holder.

SECTION 9.19     Transfer of Notes.

(a)             Upon surrender of any Note for transfer or for exchange to the Borrowers at its principal office, the Borrowers at their expense will execute and deliver in exchange therefor a new Note or Notes, as the case may be, of the same type in denominations of at least $50,000 (except a Note may be issued in a lesser principal amount if the unpaid principal amount of the surrendered Note is not evenly divisible by, or is less than, $50,000), as requested by the holder or transferee, which aggregate the unpaid principal amount of such Note, dated so that there will be no loss of interest on such surrendered Note and otherwise of like tenor.

(b)             Upon receipt of evidence reasonably satisfactory to the Borrowers of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction of any Note, upon delivery of an indemnity bond in such reasonable amount as the Borrowers may determine (or an unsecured indemnity agreement from the Holder reasonably satisfactory to the Borrowers), or, in the case of any such mutilation, upon the surrender of such Note for cancellation to the Borrowers at its principal office, the Borrowers at their expense will execute and deliver, in lieu thereof, a new Note of the same class and of like tenor, dated so that there will be no loss of interest on (and registered in the name of the holder of) such lost, stolen, destroyed or mutilated Note.  Any Note in lieu of which any such new Note has been so executed and delivered by the Borrowers shall be deemed to be not outstanding for any purpose of this Agreement.

SECTION 9.20     Schedules.  No disclosure in the Schedules referred to in this Agreement relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  The Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the Borrowers contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations and warranties.  Where the terms of an agreement or other disclosure item have been summarized or described in the Schedules, such summary or description does not purport to be a complete statement of the material terms of such agreement or other item; provided, however, that in no event shall such summary or description be misleading or contradict the terms of such agreement or other item in any material respect.  Notwithstanding anything to the contrary contained in the Schedules or in the Agreement, each exception disclosed in one Schedule shall be deemed disclosed in each other Schedule provided it is readily apparent on its face that the matter is responsive to the representation to which such other Schedule relates.

*                                    *                             *

{Signatures on following page}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:	RADIANT LOGISTICS, INC.

	By:	/s/ Bohn H. Crain
Name:
Title:

RADIANT GLOBAL LOGISTICS, INC.

	By:	/s/ Bohn H. Crain
Name:
Title:

RADIANT LOGISTICS PARTNERS, LLC

	By:	/s/ Bohn H. Crain
Name:
Title:

RADIANT CUSTOMS SERVICES, INC.

	By:	/s/ Bohn H. Crain
Name:
Title:

RADIANT TRANSPORTATION SERVICES, INC.

	By:	/s/ Bohn H. Crain
Name:
Title:

ADCOM EXPRESS, INC.

	By:	/s/ Bohn H. Crain
Name:
Title:

DBA DISTRIBUTION SERVICES, INC.

	By:	/s/ Bohn H. Crain
Name:
Title:

CALTIUS:	CALTIUS PARTNERS IV, LP
By: CP IV, LP, its general partner

	By:	/s/ Gregory J. Howorth
Name:
Title:

:	CALTIUS PARTNERS EXECUTIVE IV, LP
By: CP IV, LP, its general partner

	By:	/s/ Gregory J. Howorth
Name:
Title:

EXHIBIT A

COMPLIANCE CERTIFICATE
FOR PERIOD ENDING

[__________________]
("Reporting Period")

Caltius Partners IV, LP
11766 Wilshire Blvd., Suite 850
Los Angeles, CA 90025
Attention: Gavin Bates
Facsimile: (310) 996-9577	Date: __________________

Ladies and Gentlemen:

This Compliance Certificate is being delivered pursuant to the Investment Agreement dated as of December 1, 2011 (as it may hereafter be amended, modified, extended or restated from time to time, the “Investment Agreement”) among Radiant Logistics, Inc., a Delaware corporation (the “Parent”), Radiant Global Logistics, Inc., a Washington corporation and formerly known as Airgroup Corporation, Radiant Logistics Partners, LLC, a Delaware limited liability company, Radiant Customs Services, Inc., a Washington corporation, Radiant Transportation Services, Inc., a Delaware corporation and formerly known as Radiant Logistics Global Services, Inc., Adcom Express, Inc., a Minnesota corporation, DBA Distribution Services, Inc., a New Jersey corporation (collectively with the Parent, the “Borrowers”), Caltius Partners IV, LP, a Delaware limited partnership and Caltius Partners Executive IV, LP, a Delaware limited partnership (together “Caltius”).  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Investment Agreement.

Pursuant to Section 5.4 of the Investment Agreement, the undersigned hereby certifies that:

1.           The financial statements delivered with this certificate in accordance with Section  5.4 of the Investment Agreement are correct and complete and fairly present in accordance with GAAP the financial position and the results of operations of the Parent and its Subsidiaries as of the dates of and for the periods covered by such financial statements (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnote disclosure);

2.           To the best of the undersigned's knowledge, after a review of the activities of Borrowers during the Reporting Period, the Borrowers are in compliance with all requirements, conditions, and covenants set forth in the Investment Agreement and no Default or Event of Default thereunder exists. If any Borrower is not in compliance, specify the nature of the Default below:

3.           As of the last day of the Reporting Period, to the best of the undersigned's knowledge, the computations below were true and correct:

Covenant 5.11(a)

Funded Leverage Ratio

for the [___] months ending [__________]

Funded Indebtedness
Gross Revolving Credit Balance	$	___________
Less: Outstanding checks not yet presented to bank	$	___________
Net Revolving Credit Balance	$	___________

Plus: Letters of Credit	$	___________
Plus: Payable to Adcom Shareholders	$	___________
Plus: Payable to DBA shareholders	$	___________
Less: Payable to DBA shareholders in stock
Plus: Payable to Isla shareholders	$	___________
Less: Payable to Isla shareholders in stock
Plus: Payable to Team Air	$	___________
Plus: Other DBA Notes Payable	$	___________
Plus: Capitalized Leases	$	___________
Plus: Payable to Caltius	$	___________
Plus: Any other Indebtedness (describe)	$	___________
Total Funded Indebtedness:	$	___________

EBITDA
Actual Trailing 12 Month (“TTM”) EBITDA (reference Schedule 1.1b in calculating TTM EBITDA during first year)	$	___________
Plus: TTM EBITDA from acquisitions made in the last twelve months (not already included in the reported figures above)	$	___________
Less: TTM EBITDA attributable to operations discontinued in the last twelve months (to the extent included in the figures above)	$	___________
Total EBITDA:	$	___________
Funded Indebtedness to EBITDA Ratio		___________
Funded Indebtedness to EBITDA Covenant		___________

In Compliance	Yes / No

Covenant 5.11(b)

Senior Funded Leverage Ratio

for the [___] months ending [__________]

Funded Indebtedness
Gross Revolving Credit Balance	$	___________
Less: Outstanding checks not yet presented to bank	$	___________
Net Revolving Credit Balance	$	___________

Plus: Letters of Credit	$	___________
Plus: Payable to Caltius
Plus: Any other Senior Debt (describe)	$	___________
Total Senior Indebtedness:	$	___________

EBITDA
Actual Trailing 12 Month (“TTM”) EBITDA (reference Schedule 1.1b in calculating TTM EBITDA during first year)	$	___________
Plus: TTM EBITDA from acquisitions made in the last twelve months (not already included in the reported figures above)	$	___________
Less: TTM EBITDA attributable to operations discontinued in the last twelve months (to the extent included in the figures above)	$	___________
Total EBITDA:	$	___________
Senior Debt to EBITDA Ratio		___________
Senior Debt to EBITDA Covenant		___________

In Compliance	Yes / No

Covenant 5.11(c)

Fixed Charges Ratio

for the [___] months ending [__________]

Numerator
Actual EBITDA	$	___________
Minus: Restricted Payments	$	___________
Minus: Capital Expenditures	$	___________
Minus: Cash Taxes	$	___________
Subtotal (A):	$	___________

Fixed Charges
Interest Expense (not including PIK interest, amortization of original issue discount or amortization of debt issuance costs)	$	___________
Plus: Scheduled principal payments with respect to Funded Indebtedness	$	___________
Total Fixed Charges (B):	$	___________
Fixed Charges Ratio (A / B)		___________
Fixed Charge Covenant		___________
In Compliance	Yes / No

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date first written above.

RADIANT LOGISTICS, INC.

By:
Name:
Title:	Chief Financial Officer